Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

between

Kensington Capital Acquisition Corp. V

and

Arrival

Dated as of April 6, 2023

i

EXHIBIT A	Form of Sponsor Support Agreement

EXHIBIT B	Form of Registration Rights Agreement

EXHIBIT C	Form of Luxembourg Terms of Initial Merger

EXHIBIT D	Form of Cayman Plan of Merger

SCHEDULE A	Company Knowledge Parties

Company Disclosure Schedule

Kcompany Disclosure Schedule

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement dated as of April 6, 2023 (this “Agreement”) is between (i) Kensington Capital Acquisition Corp. V, a Cayman Islands exempted company incorporated with limited liability (“Kcompany”), and (ii) Arrival, a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg having its registered office at 60A, rue des Bruyères, L-1274 Howald, Grand Duchy of Luxembourg and registered with the Luxembourg register of commerce and companies (Registre de commerce et des sociétés, Luxembourg, the “RCS”) under number B248209 (the “Company”). Capitalized terms used but not defined elsewhere herein have the meanings assigned to them in Section 1.01.

WHEREAS, Kcompany is a special purpose acquisition company incorporated as an exempted company with limited liability in the Cayman Islands for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, the Company shall cause its wholly owned direct subsidiary, Arrival Luxembourg SARL, a private limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg having its registered office at 60A, rue des Bruyères, L-1274 Howald, Grand Duchy of Luxembourg and registered with the RCS under number B200789 (“Arrival Luxembourg”), to incorporate Arrival PubCo, a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg which shall have its registered office at 60A, rue des Bruyères, L-1274 Howald, Grand Duchy of Luxembourg and which shall be registered with the RCS (“PubCo”) for the purpose of making acquisitions and investments, with the objective of acting as the publicly traded holding company for its investee entities;

WHEREAS, PubCo, upon incorporation, shall become a party to this Agreement;

WHEREAS, on the Closing Date, Kcompany will merge with and into PubCo, with PubCo being the surviving entity (the “Initial Merger”), and each issued and outstanding Kcompany Share will be exchanged for a number of PubCo Ordinary Shares based on the Exchange Ratio pursuant to a share capital increase of PubCo, and each outstanding Kcompany Warrant will, by its terms, automatically cease to represent a right to acquire Kcompany Class A Ordinary Shares and shall automatically represent a right to acquire PubCo Ordinary Shares based on the Exchange Ratio, in each case, on the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Cayman Islands Companies Act (As Revised) (the “Cayman Act”) and the Luxembourg law of 10 August 1915 on commercial companies, as amended (the “Luxembourg Company Law”);

WHEREAS, on the Closing Date, immediately after the effectiveness of the Initial Merger but prior to the effectiveness of the Second Merger, PubCo will redeem and cancel the shares held by the initial sole shareholder of PubCo pursuant to a share capital reduction of PubCo (the “Redemption”) that will be resolved upon on the Approval Date;

WHEREAS, on the Closing Date, immediately following the effectiveness of the Initial Merger and the Redemption, the Company will merge with and into PubCo (the “Second Merger” and together with the Initial Merger, the “Mergers”), with PubCo being the surviving entity, and each issued and outstanding Company Share will be automatically exchanged for one PubCo Ordinary Share pursuant to a share capital increase of PubCo that will be resolved upon on the Approval Date, in each case, on the terms and subject to the conditions set forth in this Agreement and in accordance with the Luxembourg Company Law;

WHEREAS, concurrently herewith, Kcompany, Kensington Capital Sponsor V LLC (the “Sponsor”), and the Company are entering into the Sponsor Support Agreement (the “Sponsor Support Agreement”) in the form attached hereto as Exhibit A, pursuant to which, among other things, the Sponsor will vote its Kcompany Class B Ordinary Shares in favor of this Agreement and the other Transactions at the time specified therein;

WHEREAS, at the Closing, Kcompany, PubCo and the warrant agent thereunder shall enter into an assignment assumption and amendment agreement in form reasonably satisfactory to each of Kcompany, PubCo and such warrant agent (the “Assignment, Assumption and Amendment Agreement”), effective upon the Initial Merger Effective Time, pursuant to which Kcompany will assign to PubCo all of its rights, interests, and obligations in and under the Warrant Agreement, which will amend the Warrant Agreement to change all references to Warrants (as such term is defined therein) to PubCo Warrants (and all references to Ordinary Shares (as such term is defined therein) underlying such warrants to PubCo Ordinary Shares) and which will cause each whole outstanding PubCo Warrant to represent the right to receive, from the Initial Merger Effective Time, one whole PubCo Ordinary Share;

WHEREAS, at the Closing, the Sponsor, PubCo and certain shareholders of the Company shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) effective upon the Second Merger Effective Time, in the form attached hereto as Exhibit B pursuant to which, among other things (i) the Sponsor and such shareholders will be granted certain registration rights with respect to their equity securities of PubCo, and (ii) the Sponsor will agree not to effect any sale or distribution of any equity securities of PubCo held by the Sponsor during the lock-up period described therein (subject to certain exceptions), in each case, on the terms and subject to the conditions therein;

WHEREAS, the board of directors of Kcompany (the “Kcompany Board”) has (i) determined that the Transactions are in the commercial interests of Kcompany and its shareholders, (ii) approved this Agreement, the Ancillary Agreements to which Kcompany is or will be a party and the transactions contemplated hereby and thereby, and (iii) resolved to recommend, among other things, approval of this Agreement and the transactions contemplated by this Agreement by the holders of Kcompany Shares entitled to vote thereon;

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that the Transactions are in the best interests of the Company and fair to the Company Shareholders, (ii) approved this Agreement, the Ancillary Agreements to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Transactions) and (iii) acknowledged that, unless this Agreement has been terminated in accordance with Section 9.01, this Agreement and the Transactions be submitted for consideration by the Company’s shareholders, to the extent required by the Luxembourg Company Law and the Company Articles of Association; and

WHEREAS, the Company shall procure that, (i) the director(s) (the “PubCo Board”), following the incorporation of PubCo, shall (A) determine that the Transactions are in the best interests of PubCo and its sole shareholder, and (B) approve this Agreement, the Ancillary Agreements to which PubCo is or will be a party and the transactions contemplated hereby and thereby and (ii) the sole shareholder of PubCo following the incorporation of PubCo shall adopt a resolution, where necessary, approving this Agreement, the Ancillary Agreements to which PubCo is or will be a party and the transactions contemplated hereby and thereby;

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01.    Certain Definitions. For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Sponsor Support Agreement, the Assignment, Assumption and Amendment Agreement, and the Registration Rights Agreement.

“Approval Date” means the date on which the sole shareholder of PubCo approves the transactions set forth in Sections 2.02 and 2.03.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by a Group Company in the course of the conduct of the business of such Group Company.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY or in Luxembourg (the Grand Duchy of Luxembourg) or the Cayman Islands.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, or telecommunications networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of any Group Company.

“Change of Control” shall be deemed to have occurred if there is a closing of a transaction that is (i) a sale of all or substantially all of the assets of the Company; (ii) a sale, series of sales, or merger or other transactions resulting in more than fifty percent (50%) of the voting stock of the Company or of any entity directly or indirectly controlling the Company being held by a third party; (iii) a transaction or provision that gives a third party the right to appoint a majority of the Board of Directors of the Company or of any entity directly or indirectly controlling the Company; or (iv) the liquidation or dissolution of the Company with respect to which there are or were distributable assets.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means any proposal or offer from any person or group of persons (other than Kcompany or its affiliates) relating to, in a single transaction or a series of related transactions, any direct or indirect acquisition or purchase of a business that constitutes 50% or more of the assets of any Group Company or 50% or more of the total voting power of the equity securities of any Group Company, or that would result in a change in control of the Company, whether by way of merger, asset purchase, equity purchase or otherwise; provided, however, that none of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Articles of Association” means the coordinated articles of association of Arrival, a société anonyme governed by the laws of the Grand Duchy of Luxembourg registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B248209 and incorporated by Me Edouard Delosch, Public Notary in Luxembourg, on October 27, 2020, as amended.

“Company Convertible Notes” means the convertible notes issued by the Company on November 23, 2021, pursuant to the indenture among the Company and U.S. Bank National Association, as trustee.

“Company Equity Awards” means the Company Options, Company RSUs and Company Restricted Shares.

“Company Equity Plans” means the (a) Company Incentive Compensation Plan, (b) Company Share Option Plan and (c) Company Restricted Share Plan.

“Company Incentive Compensation Plan” means the Arrival Incentive Compensation Plan.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property Rights owned or purported to be owned by a third party and licensed to one or more of the Group Companies or to which one or more of the Group Companies otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change, development, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, is or would reasonably be expected to (a) have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of the Group Companies taken as a whole, or (b) prevent, materially delay or materially impede the performance by the Company or PubCo of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or IFRS; (ii) events or conditions generally affecting the industries or geographic areas in which the Group Companies operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19), or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) any actions taken or not taken by a Group Company or PubCo as required by this Agreement or any Ancillary Agreement; (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); (viii) any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; or (ix) any actions taken, or failures to take action, in each case, which Kcompany has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that the Group Companies, taken as a whole, are, or PubCo is, materially and disproportionately affected thereby as compared with other participants in the industries in which they operate.

“Company Option Plan” means the Arrival Share Option Plan 2020.

“Company Options” means all options to purchase Company Shares, whether or not exercisable and whether or not vested, under the Company Equity Plans that are outstanding immediately prior to the Second Merger Effective Time.

“Company-Owned IP” means all Intellectual Property Rights owned or purported to be owned by one or more of the Group Companies.

“Company Restricted Share Plan” means the Arrival Restricted Share Plan 2020.

“Company Restricted Shares” means all restricted Company Shares, whether or not vested, granted under the Company Restricted Share Plan that are outstanding immediately prior to the Second Merger Effective Time.

“Company RSUs” means all restricted share units that comprise Company Shares, whether or not vested, granted under the Company Equity Plans that are outstanding immediately prior to the Second Merger Effective Time.

“Company Shares” means the shares of the Company with an accounting value per share each.

“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Second Merger Effective Time.

“Company Shareholders Meeting” means the meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement.

“Company Warrants” means warrants to purchase Company Shares.

“Confidential Information” means any proprietary information, knowledge or data concerning the businesses and affairs of the Group Companies or any Suppliers or customers of the Group Companies or Kcompany (as applicable) that is not already generally available to the public.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Daily VWAP” means, for any Trading Day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “ARVL <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day. The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Emergency Actions” means any action (or omission) as being required on short notice for the prevention of danger to any person or material damage to any asset or property.

“Environmental Claims” means any civil, criminal or administrative action, suit, hearing, lien, demand, claim, order, decree, judgment, investigation, notice of liability or potential liability, notice of violation, injunctive relief, complaint, lawsuit or other legal or administrative proceeding by any person alleging, or any obligation involving, liability (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from ownership, lease, operation or use of the business or assets of the Group Companies or relating to any real property currently or formerly owned, leased, operated or used by the Group Companies, including the presence, Release of, any Hazardous Substances, or any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means all Laws relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, sale, distribution, labeling, recycling, processing, testing, storage, importation, exportation or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment or natural resources or human health and safety (to the extent relating to exposure to Hazardous Substances).

“Environmental Notice” means any directive, notice of violation, infraction, notice, warning letter or notice, information request or other communication respecting any Environmental Claim, any Release or compliance or non-compliance with, or liability or potential liability under, or compliance or non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Exchange Ratio” means $17.00 divided by the Daily VWAP for the Company Shares for each of the ten consecutive Trading Days immediately preceding the fourth day prior to the Kcompany Shareholders Meeting.

“Export Laws” means (a) all laws imposing trade sanctions on any person, including, all laws administered by the U.S. Department of the Treasury Office of Foreign Assets Control, all sanctions laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, all anti-boycott Laws administered by the U.S. Department of State or the Department of Treasury, and any other trade sanctions imposed by any governmental authority with jurisdiction over the Company or its products, and (b) all laws relating to the import, export, re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and any other export control restrictions imposed by any governmental authority with jurisdiction over the Company or its products; provided, however, “Export Laws” shall not include Privacy/Data Security Laws.

“Foreign Investment Laws” shall mean any laws in a given jurisdiction designed or intended to prohibit, restrict or regulate actions (a) by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or interests, or (b) to acquire interests in or control over equities, securities, entities, assets, land or interests that might harm domestic national security or public interest.

“GAAP” means United States generally accepted accounting principles.

“Group Company” and “Group Companies” means, collectively, the Company and its subsidiaries, excluding (i) Arrival Automotive AU Pty Ltd, (ii) Arrival Automotive EV Parts Procurement (Shanghai) Limited, (iii) Arrival Automotive FR, (iv) Arrival Automotive India Private Limited, (v) Arrival Israel Ltd, (vi) Arrival LT, UAB, (viii) Arrival Automotive (Mauritius) Ltd, (ix) Arrival Elements MX, S. de R.L. de C.V. and (x) Arrival Automotive PTE Ltd.

“Hazardous Substance” means any material, substance, waste or other pollutant or contaminant that is regulated by, or for which standards of conduct may be imposed or may give rise to liability pursuant to, any Environmental Law, including any petroleum products or byproducts, noise, odor, mold, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means the International Financial Reporting Standards, as adopted by the International Accounting Standards Board, as in effect from time to time.

“Initial Merger Consideration” means the sum of all PubCo Ordinary Shares receivable by Kcompany Shareholders pursuant to Section 2.02(f)(i).

“Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting data (including pricing and cost information), and all other data, databases and database rights; (e) Internet domain names and social media accounts; (f) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description recognized under applicable Laws; (g) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (h) all legal rights arising from items (a) through (f), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere, and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Kcompany Class A Ordinary Shares” means Kcompany’s Class A ordinary shares, $0.0001 par value.

“Kcompany Class B Ordinary Shares” means Kcompany’s Class B ordinary shares, $0.0001 par value.

“Kcompany MAA” means Kcompany’s amended and restated memorandum and articles of association adopted and effective on August 16, 2021.

“Kcompany Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, is or would reasonably be expected to (a) have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of Kcompany; or (b) prevent, materially delay or materially impede the performance by Kcompany of its obligations under this Agreement or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Kcompany Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Kcompany operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19) or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by Kcompany as required by this Agreement or any Ancillary Agreement; (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions; or (viii) any actions taken, or failures to take action, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that Kcompany is materially and disproportionately affected thereby as compared with other participants in the industries in which Kcompany operates.

“Kcompany Ordinary Resolution” means an Ordinary Resolution (as defined in the KCompany MAA), being the affirmative vote of at least a majority of the votes cast by the holders of the issued Kcompany Ordinary Shares present in person or represented by proxy and entitled to vote at the Kcompany Shareholders Meeting.

“Kcompany Ordinary Shares” means, collectively the Kcompany Class A Ordinary Shares and the Kcompany Class B Ordinary Shares.

“Kcompany Preference Shares” means Kcompany’s preference shares, par value $0.0001 per share, authorized pursuant to and having the rights and subject to the obligations of the Kcompany MAA.

“Kcompany Private Placement Warrants” means the private warrants to purchase Kcompany Class A Ordinary Shares contemplated by the Warrant Agreement, with each warrant exercisable for one Kcompany Class A Ordinary Share at an exercise price of $11.50.

“Kcompany Public Warrants” means the public warrants to purchase Kcompany Class A Ordinary Shares contemplated by the Warrant Agreement, with each warrant exercisable for one Kcompany Class A Ordinary Share at an exercise price of $11.50.

“Kcompany Securities” means collectively, the Kcompany Shares and the Kcompany Warrants.

“Kcompany Shareholder” means any holder of Kcompany Ordinary Shares or Kcompany Preference Shares as of any determination time prior to the Initial Merger Effective Time.

“Kcompany Shareholders Meeting” means a general meeting (whether an annual general meeting or extraordinary general meeting) of Kcompany to be held for the purpose of approving the Kcompany Proposals.

“Kcompany Shares” means collectively, the Kcompany Ordinary Shares and the Kcompany Preference Shares.

“Kcompany Special Resolution” means a Special Resolution under the Cayman Act, being the affirmative vote of at least two-thirds of the votes cast by the holders of the issued Kcompany Ordinary Shares present in person or represented by proxy and entitled to vote at the Kcompany Shareholders Meeting.

“Kcompany Units” means units, each consisting of one Kcompany Class A Ordinary Share and three quarters of a Kcompany Public Warrant.

“Kcompany Warrants” means the Kcompany Public Warrants and the Kcompany Private Placement Warrants.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry, and in the case of Kcompany, the actual knowledge of Justin Mirro and Daniel Huber after reasonable inquiry.

“Leased Real Property” means the real property leased, subleased, licensed, sublicensed, or otherwise occupied by any Group Company pursuant to an occupancy agreement, by any Group Company as tenant, subtenant, licensee, or sublicensee, together with, to the extent leased by any Group Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of any Group Company relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws, and not including any license of Intellectual Property Rights).

“Lookback Date” means March 24, 2021.

“Merger Consideration” means collectively, the Initial Merger Consideration and the Shareholder Merger Consideration;

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation.

“Organizational Documents” means, with respect to any person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of any Group Company’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property Rights owned by or licensed to any Group Company or granted to any licensee in the ordinary course of business (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (g) Liens identified in the financial statements included in the Company SEC Reports, and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“Permitted Financing” means any transaction involving the raising of capital, whether in the form of equity, debt, convertible security or other form of financing by the Company, in a single transaction or a series of related transactions, provided, however, that (a) such financing(s) shall not result in any direct or indirect acquisition or purchase of 50% or more of the total voting power of the equity securities of any Group Company or in a Change of Control of the Company, (b) none of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby shall constitute a Permitted Financing, and (c) in no event shall a Variable Rate Transaction be a Permitted Financing.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means any information defined as “personal information,” “personal data,” “personally identifiable information,” or any equivalent term under applicable Law, including any such information that is (a) related to an identified or identifiable individual

(e.g., name, address telephone number, email address, financial account number, government-issued identifier) or (b) used by the Company to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier.

“Plan” means all Listed Plans and all bonus, stock purchase, restricted stock, equity or equity-based, incentive, deferred compensation, retiree medical or life insurance, retirement, supplemental retirement, severance, retention, separation, health, welfare, fringe benefit, sick pay and vacation plans or arrangements or other material employee benefit plans, programs, ex gratia promises, policies, agreements or arrangements, whether or not subject to ERISA, whether formal or informal, whether written or oral, in each case, which is sponsored or maintained by a Group Company, or to which a Group Company contributes or is required to contribute or is a party, on behalf of current or former employees, officers, independent contractors or directors of a Group Company or their spouses, beneficiaries or dependents, or with respect to which a Group Company has or may have any liability, contingent or otherwise.

“Privacy/Data Security Laws” means all Laws governing (a) the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or (b) the security of Company’s Business Systems or Business Data.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made commercially available by or on behalf of any Group Company and from whose sale or provision any Group Company has derived previously, is currently deriving revenue.

“PubCo Charter” means the articles of association of PubCo as included in the Luxembourg Merger Documents, to be effective from the Initial Merger Effective Time.

“PubCo Ordinary Share” means ordinary shares of PubCo with an accounting par value per share each.

“Redemption Rights” means the redemption rights provided for in Section 49 of the Kcompany MAA.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Substance into or through the environment.

“Requisite Approval” means approval of the Transactions, to the extent required by the Luxembourg Company Law and the Company Articles of Association, by the affirmative vote by holders of at least two thirds of the Company Shares who attend and vote at the Company Shareholders Meeting, subject to the quorum requirements in accordance with the Luxembourg Company Law and the Company Articles of Association.

“RESA” means the Recueil Electronique des Sociétés et Associations (the Luxembourg official gazette).

“Sanctions” means any economic sanctions administered or enforced by the U.S. government, including, but not limited to, the U.S. Department of the Treasury, Office of Foreign Assets Control; the United Nations Security Council; or other relevant governmental authority with jurisdiction over the Company or its products.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Shareholder Merger Consideration” means the sum of all PubCo Ordinary Shares receivable by Company Shareholders pursuant to Section 2.03(f)(i);

“Software” means all computer software (in object code or source code format), and related documentation and materials.

“subsidiary” or “subsidiaries” of any party or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of any Group Company.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Trading Day” means a day on which trading in the Company Shares generally occurs on Nasdaq.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, the PubCo Joinder, and all other agreements, certificates and instruments executed and delivered by Kcompany, the Company or PubCo in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Variable Rate Transaction” means a transaction in which the Company or PubCo (a) issues or sells any Company Shares or PubCo Ordinary Shares or equity or debt securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional Company Shares or PubCo Ordinary Shares either (i) at a conversion price, exercise price, exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Company Shares at any time after the initial issuance of such equity or debt securities, or (ii) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such equity or debt security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Company Shares (including, without limitation, any “full ratchet” or “weighted average” anti-dilution provisions, but not including any standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split, share subdivision or other similar transaction) or (b) issues or sells any equity or debt securities, including without limitation, Company Shares or PubCo Ordinary Shares at a price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Company Shares (other than standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split, share subdivision or other similar transaction) except, in the case of all the foregoing, to the extent such transaction is a Variable Rate Transaction only because of the variability of the Exchange Ratio.

“Warrant Agreement” means the Warrant Agreement, dated as of August 12, 2021, by and between Kcompany and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

SECTION 1.02.    Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Accession Date	Article IV
Action	3.09
Additional Proposal	7.01(a)
Adjournment Proposal	7.01(a)
Agreement	Preamble
Alternative Transaction	7.06
Antitrust Laws	7.14(a)
Arrival Luxembourg	Recitals
Assignment, Assumption and Amendment Agreement	Recitals
Assumed Option	2.03(f)(ii)
Auto Enrolment Laws	3.10(b)
BCA Proposal	7.01(a)
Blue Sky Laws	3.05(b)
Cayman Act	Recitals
Cayman Plan of Merger	2.02(a)
Claims	6.03
Class B Conversion	2.02(e)
Closing	2.01
Closing Date	2.01
Company	Preamble
Company Affiliate Agreement	3.21
Company Board	Recitals
Company Certificates	2.05(d)
Company Disclosure Schedule	Article III
Company Letter of Transmittal	2.05(a)
Company Permits	3.06
Company SEC Reports	3.07(a)
Confidentiality Agreement	7.04(b)

Converted RSU Award	2.03(f)(iii)
D&O Tail	7.08
Data Security Requirements	3.13(i)
Defending Party	7.18
DPA	5.15
DTC	2.05(b)
Effect	1.01
Environmental Permits	3.15(d)
Equity Plan	7.07
ERISA	3.10(a)
ERISA Affiliate	3.10(c)
Exchange Act	3.05(b)
Exchange Agent	2.05(a)
Governmental Authority	3.05(b)
Initial Merger	Recitals
Initial Merger Documents	2.02(a)
Initial Merger Effective Time	2.02(a)
Initial Merger Shareholder Resolution	2.02(b)
Initial Shares	4.03(a)
Initial Surviving Company	2.02(b)
Intended Tax Treatment	2.07
IP Licenses	3.13(c)
IRS	3.10(g)
Kcompany	Preamble
Kcompany Affiliate Agreement	5.18
Kcompany Board	Recitals
Kcompany Certificates	2.05(c)
Kcompany Disclosure Schedule	Article V
Kcompany Letter of Transmittal	2.05(a)
Kcompany Plan	5.13
Kcompany Proposals	7.01(a)
Kcompany SEC Reports	5.07(a)
Kcompany Shareholder Approval	5.10(b)
Law	3.05(a)
Lease	3.12(b)
Listed Plan	3.10(a)
Lost Certificate Affidavit	2.05(f)
Luxembourg Company Law	Recitals
Luxembourg Merger Documents	2.02(a)
Material Contracts	3.16(a)
Mergers	Recitals
Money Purchase Benefits	3.10(h)
Nasdaq	3.05(b)
NYSE	5.07(d)
Outside Date	9.01(b)
Outstanding Company Transaction Expenses	2.04(c)

Outstanding Kcompany Transaction Expenses	2.04(d)
Post-Signing Returns	7.12(c)
Premium Cap	7.08
Proxy/Registration Statement	7.01(a)
PubCo	Recitals
PubCo Board	Recitals
PubCo Joinder	7.20
PubCo Warrant	2.02(f)(ii)
RCS	Preamble
Redemption	Recitals
Registration Rights Agreement	Recitals
Registration Statement	7.01(a)
Regulatory Filing	7.10(c)
Remedies Exceptions	3.04
Representatives	7.04(a)
SEC	3.07(a)
Second Merger	Recitals
Second Merger Documents	2.03(a)
Second Merger Effective Time	2.03(a)
Second Merger Shareholder Resolution	2.03(b)
Second Surviving Company	2.03(b)
Securities Act	3.07(a)
Shareholder Certificates	2.05(d)
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Tax	3.14(p)
Tax Return	3.14(p)
Taxes	3.14(p)
Terminating Company Breach	9.01(f)
Terminating Kcompany Breach	9.01(g)
Transmittal Documents	2.05(d)
Trust Account	5.12
Trust Agreement	5.12
Trust Fund	5.12
Trustee	5.12
Unit Detachment	2.02(e)

SECTION 1.03.    Construction.

(a)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to Laws shall include all rules and regulations promulgated thereunder and references to Laws shall be construed as including all statutory, legal and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b)    The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)    With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

ARTICLE II.

THE TRANSACTION

SECTION 2.01.    Closing. The closing of the Transactions (the “Closing”) shall take place remotely by conference call and by electronic exchange of documents and signature pages as promptly as possible, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date or time as Kcompany and the Company may agree in writing; provided, however, that any notarial deed relating to the Company or PubCo as provided for under the provisions of this Article II shall be published in the RESA prior to the Closing and will be signed in person in wet-ink (under proxy as the case may be).

SECTION 2.02.    Initial Merger.

(a)    At least one month prior to the Approval Date, Kcompany and PubCo shall cause draft terms of merger, in substantially the form attached hereto as Exhibit C (with such modifications, amendments or supplements thereto as may be requested by the Expert, the Luxembourg notary and/or local authorities or required to comply with the Cayman Act or the Luxembourg Company Law), along with all other documentation and declarations required under the Luxembourg Company Law in connection with the Initial Merger and not waived by their shareholders, to be duly executed and properly filed with the RCS and published in the RESA to the extent required by the Luxembourg Company Law as well as made available at the registered offices of PubCo and Kcompany, in accordance with the relevant provisions of the Luxembourg Company Law (together, the “Luxembourg Merger Documents”). The Initial Merger will be approved by PubCo through the Initial Merger Shareholder Resolution on the Approval Date but it shall become effective between Kcompany and PubCo (and against third parties) on the date of the publication in the RESA and subject to (i) the execution of a plan of merger in substantially the form attached hereto as Exhibit D by each of PubCo and Kcompany (with such modifications, amendments or supplements thereto as may be required to comply with the Cayman Act and the Luxembourg Company Law or otherwise agreed between PubCo and Kcompany, the “Cayman Plan of Merger”) and the registration of such Cayman Plan of Merger and the filing of the other documents required under the Cayman Act with the Registrar of Companies of the Cayman Islands in accordance with the applicable provisions of the Cayman Act (such other documents, together with the Cayman Plan of Merger and the Luxembourg Merger Documents, the “Initial Merger Documents”) on such date (the time the Initial Merger becomes effective being referred to herein as the “Initial Merger Effective Time”).

(b)    In accordance with the Cayman Act and the Luxembourg Company Law, on the Approval Date, the sole shareholder of PubCo shall pass a shareholder resolution in front of a Luxembourg notary (the “Initial Merger Shareholder Resolution”) to approve, inter alia, the Initial Merger, the Luxembourg Merger Documents and the resulting increase in the capital of PubCo and, at the Initial Merger Effective Time, the Kcompany shall merge with and into PubCo. Following the Initial Merger Effective Time, the separate existence of Kcompany shall cease and PubCo shall continue as the surviving entity of the Initial Merger (the “Initial Surviving Company”) and shall succeed to and assume all the rights and obligations of Kcompany in accordance with the Luxembourg Company Law.

(c)    The Initial Merger shall have the effects as provided in this Agreement, in the Initial Merger Documents and in the applicable provisions of the Cayman Act and the Luxembourg Company Law. Without limiting the generality of the foregoing, and subject thereto, at the Initial Merger Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of Kcompany shall vest in the Initial Surviving Company and all debts, liabilities and duties of Kcompany shall become the debts, liabilities and duties of the Initial Surviving Company.

(d)    At the Initial Merger Effective Time, the Organizational Documents of PubCo as amended pursuant to the Initial Merger Documents shall be the Organizational Documents of the Initial Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(e)    Immediately prior to the Initial Merger Effective Time, (i) each Kcompany Class B Ordinary Share issued and outstanding immediately prior to the Initial Merger Effective Time shall automatically be converted into and exchanged for one fully paid and nonassessable Kcompany Class A Ordinary Share (the “Class B Conversion”) and (ii) each Kcompany Unit outstanding immediately prior to the Initial Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one Kcompany Class A Ordinary Share and three quarters of a Kcompany Public Warrant in accordance with the terms of the applicable Kcompany Unit, which underlying Kcompany Securities shall be adjusted in accordance with the applicable terms of Section 2.02(f) (the “Unit Detachment”).

(f)    At the Initial Merger Effective Time, immediately following the Class B Conversion and the Unit Detachment, by virtue of and as part of the Initial Merger Consideration for the Initial Merger and without any action on the part of any party hereto or the holders of securities of Kcompany or PubCo:

(i)    Kcompany Ordinary Shares. Each Kcompany Ordinary Share issued and outstanding immediately prior to the Initial Merger Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive a number of newly issued PubCo Ordinary Shares that is equal to the Exchange Ratio, without interest, subject to rounding pursuant to Section 2.05(i). As of the Initial Merger Effective Time, each Kcompany Shareholder shall cease to have any other rights in and to Kcompany.

(ii)    Kcompany Warrants. Each Kcompany Warrant outstanding immediately prior to the Initial Merger Effective Time shall cease to be a warrant with respect to Kcompany Class A Ordinary Shares and be assumed by PubCo and converted into a warrant (each, a “PubCo Warrant”) to purchase a number of PubCo Ordinary Shares at an exercise price determined pursuant to the Warrant Agreement.

(iii)    Kcompany Treasury Shares. Notwithstanding clause (i) above or any other provision of this Agreement to the contrary, if there are any Kcompany Ordinary Shares that are owned by Kcompany as treasury shares or any Kcompany Ordinary Shares owned by any direct or indirect subsidiary of Kcompany immediately prior to the Initial Merger Effective Time, such Kcompany Ordinary Shares shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(g)    On the Approval Date, PubCo will resolve to redeem and cancel the Initial Shares and proceed with a reduction of its share capital for an amount equal to the nominal value of these redeemed shares, such Redemption becoming effective immediately after the Initial Merger Effective Time.

SECTION 2.03.    The Second Merger.

(a)    At least one month prior to the Approval Date, the Company and PubCo shall cause draft terms of merger, in a form reasonably satisfactory to the Company and PubCo (with such modifications, amendments or supplements thereto as may be required to comply with the Luxembourg Company Law), along with all other documentation and declarations required under the Luxembourg Company Law in connection with the Second Merger and not waived by its shareholders, to be duly executed and properly filed with the RCS and published in the RESA to the extent required by the Luxembourg Company Law as well as made available at the registered offices of the Company and PubCo, in accordance with the relevant provisions of the Luxembourg Company Law (together, the “Second Merger Documents”). The Second Merger will be approved through the Second Merger Shareholder Resolution on the Approval Date following the approval of the Initial Merger Shareholder Resolution, but it shall become effective on the first day after the effectiveness of the Initial Merger and the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article VIII that are required to be satisfied or waived (where permissible) at or prior to the Second Merger Effective Time, or such other time as Kcompany and the Company may agree in writing (the time the Second Merger becomes effective being referred to herein as the “Second Merger Effective Time”). The effectiveness of the Initial Merger and the Second Merger shall be acknowledged in front of a Luxembourg notary on the Closing Date.

(b)    In accordance with the Luxembourg Company Law, on the Approval Date, the sole shareholder of PubCo shall pass a shareholder resolution in front of a Luxembourg notary (the “Second Merger Shareholder Resolution”) to approve, inter alia, the Second Merger, the Second Merger Documents and, at the Second Merger Effective Time, the Company shall merge with and into PubCo, subject to the Initial Merger having become effective previously and the conditions set forth in Article VIII that are required to be satisfied (including notably the Requisite Approval at the Company Shareholder Meeting), being satisfied (or, to the extent permitted by applicable Law, waived). Following the Second Merger Effective Time, the separate existence of the Company shall cease and PubCo shall continue as the surviving entity of the Second Merger (the “Second Surviving Company”) and shall succeed to and assume all the rights and obligations of the Company in accordance with the Luxembourg Company Law.

(c)    The Second Merger shall have the effects as provided in this Agreement, in the Second Merger Documents and in the applicable provisions of the Luxembourg Company Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of the Company shall vest in the Second Surviving Company and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Second Surviving Company.

(d)    At the Second Merger Effective Time, the Organizational Documents of PubCo shall be the Organizational Documents of the Second Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(e)    At the Second Merger Effective Time, (i) the directors of PubCo immediately following the Second Merger Effective Time shall be appointed in accordance with Section 7.16, each to hold office in accordance with the Organizational Documents of the Second Surviving Company and (ii) the officers of PubCo immediately following the Second Merger Effective Time shall be the officers of the Company as of immediately prior to the Second Merger Effective Time or such other officers as determined by the PubCo Board as of immediately following the Second Merger Effective Time, each to hold office in accordance with the Organizational Documents of the Second Surviving Company until such officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(f)    At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any party hereto or any other person:

(i)    Company Shares. Each issued and outstanding Company Share shall be automatically cancelled and extinguished and exchanged for one PubCo Ordinary Share.

(ii)    Company Options. Each Company Option, whether vested or unvested, shall, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by PubCo and converted into an option to purchase PubCo Ordinary Shares on substantially the same vesting and other terms and conditions as were applicable to the Company Options immediately prior to the Second Merger Effective Time (each, an “Assumed Option”) under the Equity Plan.

(iii)    Company RSUs. Each award of Company RSUs shall be assumed by PubCo and converted into an award of restricted share units representing the right to receive PubCo Ordinary Shares on substantially the same vesting and other terms and conditions as were applicable to the Company RSUs immediately prior to the Second Merger Effective Time (each, a “Converted RSU Award”) under the Equity Plan.

(iv)    Company Restricted Shares. Each issued and outstanding Company Share that is a Company Restricted Share will, following having been automatically cancelled and exchanged for one PubCo Ordinary Share pursuant to clause (i) above, continue to remain subject to the terms governing the Company Restricted Shares, including the terms of the Company Restricted Share Plan.

SECTION 2.04.    Closing Deliverables.

(a)    At the Closing, the Company shall deliver or cause to be delivered to Kcompany the certificate contemplated by Section 8.02(c).

(b)    At the Closing, Kcompany shall deliver or cause to be delivered to the Company the certificate contemplated by Section 8.03(c).

(c)    No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to Kcompany a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date and that are being paid at Closing as part of the Closing funds flow in connection with the Transactions: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date, Kcompany shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company Shareholders.

(d)    No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, Kcompany shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of Kcompany for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of Kcompany in connection with the Transactions or otherwise in connection with Kcompany’s operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Kcompany Transaction Expenses”). On the Closing Date following the Closing, as part of the Closing funds flow with respect to the Transactions, Kcompany shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Kcompany Transaction Expenses. For the avoidance of doubt, the Outstanding Kcompany Transaction Expenses shall not include any fees and expenses of the Kcompany Shareholders.

SECTION 2.05.    Surrender of Company Equity Securities and Kcompany Equity Securities and Disbursement of Merger Consideration.

(a)    Prior to the Initial Merger Effective Time, PubCo shall appoint Continental Stock Transfer & Trust Company as exchange agent (in such capacity, the “Exchange Agent”), for the purpose of exchanging (i) Company Shares for a number of PubCo Ordinary Shares and (ii) Kcompany Ordinary Shares for a number of PubCo Ordinary Shares, each in accordance with the provisions of this Agreement, the Initial Merger Documents and the Second Merger Documents, as applicable. At or prior to the Closing Date, PubCo shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration. At or as promptly as practicable following the Second Merger Effective Time, PubCo shall send, or shall cause the Exchange Agent to send, to each Kcompany Shareholder a letter of transmittal for use in such exchange, in a form reasonably acceptable to the Company and Kcompany (a “Kcompany Letter of Transmittal”) and to each Company Shareholder a letter of transmittal for use in such exchange, in a form reasonably acceptable to the Company and Kcompany (a “Company Letter of Transmittal”).

(b)    Notwithstanding any other provision of this Article II, any obligation on PubCo under this Agreement to issue PubCo Ordinary Shares to Kcompany Shareholders or Company Shareholders shall be satisfied by PubCo by issuing such PubCo Ordinary Shares to the Depository Trust Company (“DTC”) or to such other clearing service or issuer of depositary receipts (or their nominees, in either case) as may be necessary or expedient, and each Kcompany Shareholder and Company Shareholder shall hold such PubCo Ordinary Shares in book-entry form or through a holding of depositary receipts and the DTC or its nominee or the relevant clearing service or issuer of depositary receipts (or their nominees, as the case may be), will be the holder of record of such PubCo Ordinary Shares.

(c)    Each Kcompany Shareholder shall be entitled to receive its portion of the Initial Merger Consideration in respect of the Kcompany Ordinary Shares and in the form of PubCo Ordinary Shares as set forth in 2.02(f)(i) as soon as reasonably practicable after the Initial Merger Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto: (i) the certificate(s), if any, representing such Kcompany Ordinary Shares (“Kcompany Certificates”) (or a Lost Certificate Affidavit) and (ii) a properly completed and duly executed Kcompany Letter of Transmittal. Until so surrendered, each such Kcompany Certificate shall represent after the Initial Merger Effective Time for all purposes only the right to receive such portion of the Initial Merger Consideration attributable to such Kcompany Shares (as evidenced by the Kcompany Certificate).

(d)    Each Company Shareholder shall be entitled to receive its portion of the Shareholder Merger Consideration in respect of the Company Shares as set forth in Section 2.03(f)(i), as soon as reasonably practicable after the Second Merger Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto: (i) the certificate(s), if any, representing such Company Shares (“Company Certificates” and together with the Kcompany Certificates, the “Shareholder Certificates”) (or a Lost Certificate Affidavit) and (ii) a properly completed and duly executed Company Letter of Transmittal (the documents to be submitted to the Exchange Agent pursuant to this sentence and the first sentence of Section 2.05(c), as applicable, may be referred to herein collectively as the “Transmittal Documents”). Until so surrendered, each such Company Certificate shall represent after the Second Merger Effective Time for all purposes only the right to receive such portion of the Shareholder Merger Consideration attributable to such Company Shares (as evidenced by the Company Certificate).

(e)    If any portion of the Merger Consideration is to be delivered or issued to a person other than the person in whose name the surrendered Shareholder Certificate is registered immediately prior to the Initial Merger Effective Time or Second Merger Effective Time, as applicable, it shall be a condition to such delivery that (i) in the case of Company Shares, the transfer of such Company Shares shall have been permitted in accordance with the terms of the Company Articles of Association and in case of Kcompany Ordinary Shares, the transfer of such Kcompany Ordinary Shares shall have been permitted in accordance with the terms of the Kcompany MAA, (ii) the recipient of such portion of the Merger Consideration, or the person in whose name such portion of the Merger Consideration is delivered or issued, shall have already executed and delivered duly executed counterparts to the applicable Transmittal Documents as are reasonably deemed necessary by the Exchange Agent and (iii) the person requesting such delivery shall have paid to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a person other than the registered holder of such Shareholder Certificate, or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f)    Notwithstanding anything to the contrary contained herein, in the event that any Shareholder Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Shareholder Certificate to the Exchange Agent, the Kcompany Shareholder or Company Shareholder, as applicable, may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to PubCo (a “Lost Certificate Affidavit”), which at the reasonable discretion of PubCo may include a requirement that the owner of such lost, stolen or destroyed Shareholder Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against PubCo, the Company or Kcompany with respect to the Company Shares or Kcompany Ordinary Shares, as applicable, represented by the Shareholder Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly executed and delivered in accordance with this Section 2.05(f) shall, unless the context otherwise requires, be treated as a Shareholder Certificate for all purposes of this Agreement.

(g)    After the Second Merger Effective Time, the shareholder register of the Company shall be closed, and thereafter there shall be no further registration on the shareholder register of the Company of transfers of Company Shares that were issued and outstanding immediately prior to the Second Merger Effective Time. After the Initial Merger Effective Time,

the register of members of Kcompany shall be closed, and thereafter there shall be no further registration on the register of members of Kcompany of transfers of Kcompany Shares that were issued and outstanding immediately prior to the Initial Merger Effective Time. No dividends or other distributions declared or made after the date of this Agreement with respect to PubCo Ordinary Shares with a record date after the Second Merger Effective Time (in the case of Company Shares) or the Initial Merger Effective Time (in the case of Kcompany Shares) will be paid to the holders of any Company Shares that were issued and outstanding immediately prior to the Second Merger Effective Time or Kcompany Shares that were issued and outstanding immediately prior to the Initial Merger Effective Time (as applicable) in either case until the holders of record of such Company Shares or Kcompany Shares (as applicable) shall have provided the applicable Transmittal Documents in accordance with Section 2.05(c) and Section 2.05(d). Subject to applicable Law, following the delivery of the applicable Transmittal Documents, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, the applicable Merger Consideration and the amount of any such dividends or other distributions with a record date after the Second Merger Effective Time or the Initial Merger Effective Time, as applicable, theretofore paid with respect to such PubCo Ordinary Shares.

(h)    All securities issued upon the surrender of Shareholder Certificates (or delivery of a Lost Certificate Affidavit) in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to Kcompany Shares or Company Shares, as applicable, represented by such Shareholder Certificates. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.05(a) that remains unclaimed by Kcompany Shareholders or Company Shareholders one year after the Initial Merger Effective Time shall be returned to PubCo, upon demand, and any such Kcompany Shareholder or Company Shareholder, as applicable, who has not exchanged its Kcompany Shares or Company Shares, as applicable, for the applicable portion of the Merger Consideration in accordance with this Article II prior to that time shall thereafter look only to PubCo for payment of the portion of the Merger Consideration in respect of such Kcompany Shares or Company Shares, as applicable, without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of PubCo or any party hereto or any Representative of any of the foregoing shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i)    Notwithstanding anything to the contrary contained herein, no fraction of a PubCo Ordinary Share or will be issued by virtue of the Initial Merger or the other Transactions, and each person who would otherwise be entitled to a fraction of a PubCo Ordinary Share (after aggregating all fractional PubCo Ordinary Shares that otherwise would be received by such holder) shall instead have the number of PubCo Ordinary Shares issued to such person rounded up in the aggregate to the nearest whole PubCo Ordinary Share.

SECTION 2.06.    Withholding. Notwithstanding anything in this Agreement to the contrary, Kcompany, PubCo, the Group Companies and the Exchange Agent shall be entitled to take such actions as are reasonably necessary to deduct and withhold (or cause to be deducted and withheld) from any amounts payable or otherwise deliverable to any person pursuant to this Agreement such Taxes and other amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so deducted and withheld and timely remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes of this

Agreement as having been paid to the person in respect of which such deduction and withholding was made. Each of Kcompany, PubCo, the Group Companies and the Exchange Agent, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such person, such portion of any share or other security deliverable to such person as is necessary to provide sufficient funds to Kcompany, PubCo, the Group Companies or the Exchange Agent, as the case may be, to enable it to comply with such deduction and withholding requirement and Kcompany, PubCo, the Group Companies or the Exchange Agent shall use commercially reasonable efforts to notify such person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Authority and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such person. The parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

SECTION 2.07.    Tax Treatment of the Transaction. The parties agree that for U.S. federal income Tax purposes (and, to the extent applicable, for state and local Tax purposes), (a) the Initial Merger and the Redemption shall be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (b) the Second Merger shall be treated as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code and (c) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Mergers within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder (the “Intended Tax Treatment”).

SECTION 2.08.    Changes to Share Capital. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Second Merger Effective Time, any change in the outstanding Company Shares shall occur by reason of any reclassification, recapitalization, share split or combination, split-up, exchange or readjustment of shares or any share dividend thereon with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Except as set forth in the Company SEC Reports publicly available prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Company SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a Company SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 3.01 (Organization and Qualification; Subsidiaries), Section 3.03 (Capitalization) and Section 3.04 (Authority Relative to This Agreement)) and except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (which disclosure in the Company Disclosure Schedule shall be deemed to qualify or provide disclosure in response to (i) the section or subsection of this Article III that corresponds to the section or subsection of the Company Disclosure Schedule in which any such disclosure is set forth and (ii) any other section or subsection of this Article III to the extent that its relevance to such section or subsection is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Kcompany as follows:

SECTION 3.01.    Organization and Qualification; Subsidiaries.

(a)    Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation, incorporation or organization (as applicable) and has the requisite corporate or applicable other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is presently being conducted. Each Group Company is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect.

(b)    None of the Group Companies directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other person.

SECTION 3.02.    Organizational Documents. The Company has prior to the date of this Agreement made available to Kcompany a true, complete and correct copy of the Organizational Documents of the Group Companies, each as amended prior to the date of this Agreement. Each of the foregoing is in full force and effect and no Group Company is in violation thereof.

SECTION 3.03.    Capitalization.

(a)    As of date of this Agreement, the authorized share structure of the Company consists of 2,700,000,000 Company Shares, of which as of the date of this Agreement, 782,661,077 are issued. 19,552,122 Company shares are held in treasury. As of the date of this Agreement, the Company has reserved and proposes to reserve an aggregate of (i) 128,393,084 Company Shares under the Company Incentive Compensation Plan, of which as of March 31, 2023, (A) Company Options to purchase 4,717,676 Company Shares are outstanding, (B) Company RSUs over 17,458,712 Company Shares are outstanding and (C) 104,367,247 Company Shares remain available for allocation under the Company Incentive Compensation Plan, and provided that the number of Company Shares reserved and proposed to be reserved and available for allocation under the Company Incentive Compensation Plan will increase after the date of this Agreement in accordance with any increase in the number of Company Shares reserved and available for delivery under the Company Incentive Compensation Plan in accordance with its terms; and (ii) 14,750,826 Company Shares under the Company Share Option Plan, of which as of March 31, 2023, Company

Options to purchase 10,102,162 Company Shares are outstanding, and where the Company does not intend to issue any further Company Options under the Company Share Option Plan. As March 31, 2023, the number of Company Shares which are issued and outstanding includes 2,813,885 Company Shares which are issued and outstanding and held as Company Restricted Shares under the Company Restricted Share Plan, and where the Company does not intend to issue any further Company Shares pursuant to the Company Restricted Share Plan. Other than the Company Options, the Company Restricted Shares, the Company RSUs and the Company Convertible Notes, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or obligating the Company to issue or sell any shares of capital stock. The Company is not a party to, nor otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Shares or any of the equity interests or other securities of the Company.

(b)    Section 3.03(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the following information with respect to each Company Option, Company Restricted Share, and Company RSU, as applicable: (i) the names of the holders thereof, (ii) the number of Company Shares subject thereto; and (iii) the particular plan (if any) pursuant to which it was granted. The Company has prior to the date of this Agreement made available to Kcompany true, complete and correct copies of the Company Equity Plans and each of the agreements related to the Company Equity Awards granted pursuant thereto, including terms governing any acceleration of rights thereunder. All Company Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. The Company has no commitment to grant Company Equity Awards that have not yet been granted as of the date of this Agreement.

(c)    There are no outstanding contractual obligations of any Group Company to repurchase, redeem or otherwise acquire any shares of any Group Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(d)    All outstanding shares of the Company (including Company Restricted Shares), all outstanding Company Options, Company RSUs and all equity securities of the subsidiaries of the Company have been issued and granted in compliance with (A) all applicable securities laws and other applicable Laws, (B) the terms of the applicable Company Equity Plan and (C) all pre-emptive rights and other requirements set forth in applicable contracts to which any Group Company is a party.

(e)    The shareholders of the Company collectively own directly and beneficially and of record, all of the equity of the Company (which is represented by the issued and outstanding Company Shares) and the Company owns directly or indirectly all of the equity of the subsidiaries of the Company. Except for the Company Shares held by the shareholders of the Company, the Company Convertible Notes and the equity in the subsidiaries owned directly or indirectly by the Company, no shares or other equity or voting interest of any Group Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest of any Group Company is authorized or issued and outstanding.

SECTION 3.04.    Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and, subject to receiving the Requisite Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than the Requisite Approval). This Agreement has been, and the other Transaction Documents to which the Company is or will at the Closing be a party will, at the Closing, be duly and validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by the other party or parties thereto (other than PubCo), constitutes (or will then constitute) a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). To the knowledge of the Company, no takeover statute is applicable to the Transactions.

SECTION 3.05.    No Conflict; Required Filings and Consents.

(a)    The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is or will at the Closing be a party does not, and the performance of this Agreement by the Company will not (i) conflict with or violate the Organizational Documents of the Company, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any United States, Luxembourg, United Kingdom, or foreign statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to any Group Company or by which any property or asset of any Group Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of any Group Company pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect.

(b)    The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States, Luxembourg, United Kingdom, federal, state, provincial, county or local, or foreign government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and the pre-closing notification requirements of the HSR Act and/or compliance with and filings or notifications under any applicable Foreign Investment Laws, (ii) such filings with and approvals of The Nasdaq Stock Market (“Nasdaq”) to permit the Merger Consideration to be issued in connection with the transactions contemplated by this Agreement and the other Transaction Documents to be listed on Nasdaq, (iii) execution and filing of the Second Merger Documents (including in relation to the appointment of any third party experts or auditors for the purpose of the Second Merger), and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications that would not have a Company Material Adverse Effect.

SECTION 3.06.    Permits; Compliance. Each Group Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for such Group Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. No Group Company is in conflict with, or in default, breach or violation of, (a) any Law applicable to such Group Company, or by which any property or asset of such Group Company is bound or affected, or (b) any Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a Company Material Adverse Effect.

SECTION 3.07.    SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)    The Company has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since December 15, 2020, together with any amendments, restatements or supplements thereto (collectively, the “Company SEC Reports”). As of their respective dates, the Company SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)    Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with IFRS (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 20-F of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in shareholders equity and cash flows of the Group Companies on a consolidated basis as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). No Group Company has any off-balance sheet arrangements that are not disclosed in the Company SEC Reports. No financial statements other than those of the Group Companies are required by IFRS to be included in the consolidated financial statements of the Company.

(c)    Except as and to the extent set forth in the Company SEC Reports, no Group Company has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with IFRS, except for liabilities and obligations arising in the ordinary course of the Group Companies’ business.

(d)    The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(e)    Each Group Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to such Group Company and other material information required to be disclosed by the Company in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(f)    Each Group Company maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS, including policies and procedures sufficient to provide reasonable assurance: (i) such Group Company maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with IFRS; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. The Company has prior to the date of this Agreement delivered to Kcompany (with respect to disclosure made on or prior to the date of this Agreement) and shall have promptly furnished to Kcompany (with respect to disclosure made after the date of this Agreement) a true, complete and correct copy of any disclosure (or, if unwritten, a summary thereof) by any representative of a Group Company to such Group Company’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of such Group Company to record, process, summarize and report financial data. The Company has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of a Group Company. Since the date of the latest audited financial statements included in the Company SEC Reports, there have been no material changes in the Group Companies’ internal control over financial reporting.

(g)    There are no outstanding loans or other extensions of credit made by a Group Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of a Group Company. No Group Company has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)    No Group Company (including any employee thereof) nor any Group Company’s independent auditor has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by any Group Company, (ii) any fraud, whether or not material, that involves any Group Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by such Group Company or (iii) any claim or allegation regarding any of the foregoing.

(i)    As of the date of this Agreement, there are no outstanding comments from the SEC with respect to the Company SEC Reports. To the knowledge of the Company, none of the Company SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

SECTION 3.08.    Absence of Certain Changes or Events. Since December 31, 2021 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) each Group Company has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

SECTION 3.09.    Absence of Litigation. There is no material litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against any Group Company or any property or asset of any Group Company before any Governmental Authority. Neither any Group Company, nor any material property or asset of any Group Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 3.10.    Employee Benefit Plans.

(a)    Section 3.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Listed Plans. For purposes herein, a “Listed Plan” is defined as: (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (whether or not subject to ERISA), and in respect of the UK, any plans providing relevant benefits within the meaning of section 393B of the Income Tax (Earnings and Pensions) Act 2003 (ignoring the exception contained in that section) and (ii) and all stock option plans, change in control, retention agreements, which in the case of each of clauses (i) and (ii), is sponsored or maintained by a Group Company, or to which a Group Company contributes or is required to contribute or is a party, on behalf of current or former employees, officers, independent contractors or directors of a Group Company or their spouses, beneficiaries or dependents, or with respect to which a Group Company has or may have any liability, contingent or otherwise.

(b)    With respect to each Plan in effect as of the date of this Agreement, the applicable Group Company has prior to the date of this Agreement made available to Kcompany all material documents pursuant to which such Plan is maintained, funded or administered and, in respect of pensions and or retirement arrangements and/or schemes established and situated in the UK, whether or not a registered scheme pension under the Finance Act 2004 (collectively, the “UK Plans”), evidence of compliance with the auto enrolment requirements as set out in the UK Pensions Act 2008 and any regulations made thereunder (the “Auto Enrolment Laws”).

(c)    None of the Plans is or was since the Lookback Date, nor does any Group Company or any ERISA Affiliate have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) an “employee pension benefit plan” (as defined in Section 3(c) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” means any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d)    No Group Company is or will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person as a result of any of the Transactions (either alone or in combination with another event), nor will any of the Transactions accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. No payment or series of payments that would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code) or any other applicable Law, has been made or will be made by any Group Company, directly or indirectly, to any current or former employee, officer, independent contractor, or director in connection with the execution of this Agreement or as a result of the consummation of the Transactions.

(e)    None of the Plans provides, nor does any Group Company have or reasonably expect to have any obligation to provide retiree medical benefits to any current or former employee, officer, director or consultant of any Group Company after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any other applicable Law for which the covered individual pays the full cost of coverage.

(f)    (i) Each Plan is and has been since the Lookback Date operated and administered in all material respects in accordance with its terms and in compliance with the requirements of all applicable Laws including ERISA and the Code, (ii) other than routine claims for benefits in the ordinary course of business no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such Action, and (iii) no Plan is currently under investigation or audit by any Governmental Authority and, to the knowledge of the Company, no such investigation or audit is contemplated or under consideration.

(g)    Each Plan that is intended to be qualified under Section 401(a) of the Code has (i) timely received a favorable determination letter from the Internal Revenue Service (the “IRS”) or (ii) is entitled to rely on a favorable opinion letter from the IRS, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h)    Each Plan that is intended to be a qualifying scheme and to be used for the purpose of the Company or any Group Company to comply with its/their auto enrolment duties under the Auto Enrolment Laws, is compliant with all requirements of the Auto Enrolment Laws and all contributions payable in respect thereof are compliant with the minimum requirements of the Auto Enrolment Laws and have been paid in good time and none are due or outstanding. The UK Plans only provide money purchase benefits as defined in the Pension Schemes Act 1993 (“Money Purchase Benefits”).

(i)    All material contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due, except as would not result in material liability to any Group Company, or properly accrued on the consolidated financial statements of the Company.

(j)    No Group Company has any obligation to gross up or indemnify for any Taxes imposed under Section 409A or 4999 of the Code or otherwise.

(k)    No employee or former employee or officer or director has come into employment with any Group Company by a transfer to which the Transfer of Undertakings (Protection of Employment) Regulations of 2006 apply such that they have an entitlement to any pension or retirement benefits that are not Money Purchase Benefits.

SECTION 3.11.    Labor and Employment Matters.

(a)    To the extent permitted to be disclosed pursuant to applicable Law, the Company has, prior to the date of this Agreement, furnished or made available to Kcompany a true, complete and correct list of all employees and individual independent contractors of the Group Companies as of the date of this Agreement, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date or date that the contract of employment began; (iv) current annual base compensation rate; and (v) commission, bonus or other incentive based compensation. Except as set forth on such list, as of the date of this Agreement, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Group Companies for services performed on or prior to the date of this Agreement have been paid in full (or accrued in full in the Company’s financial statements).

(b)    The employment of each employee of the Group Companies is terminable at any time on three (3) months’ notice or less without compensation (other than for unfair dismissal or a statutory redundancy payment) or any liability other than wages, commission or pension.

(c)    No notice to terminate the contract of employment of any senior management of the Company (whether given by the relevant employer or by the employee) is pending, outstanding or threatened.

(d)    (i) There are no material Actions pending or, to the knowledge of the Company, threatened against any Group Company by any of its current or former employees, which Actions would be material to the Group Companies as a whole; (ii) no Group Company is, or has been since the Lookback Date, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by such Group Company, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no material unfair labor practice complaints pending against any Group Company before the National Labor Relations Board or before the corresponding Governmental Authority in any jurisdiction that such Group Company is subject to; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Group Companies.

(e)    (i) Each of the Group Companies are and have been in compliance in all respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), immigration, Working Time Regulations 1998 including meal and rest breaks, National Minimum Wage Regulation 2015, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and where required, maintain adequate and up to date records which will be available on Closing and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (ii) the applicable Group Company has performed all obligations and duties it is required to perform (and settled all outstanding claims), whether or not legally binding and whether arising under contract, statute, at common law or in equity or under an treaties including the EC Treaty or the Treaty on the Functioning of the European Union or laws of the European Union or otherwise (iii) to the knowledge of the Company, no employee of any Group Company has been or is being investigated in connection with any misconduct, nor subject to any disciplinary action in connection with such misconduct, that could reasonably be expected to cause any material damage to the reputation or business of the Group Companies; and (iv) to the knowledge of the Company, no employee of any of the Group Companies has engaged in any conduct or cover-up of such conduct, or aided or assisted any other person or entity to engage in any conduct, or aided or assisted any other person or entity to engage in any conduct that could cause or has caused any material damage to the reputation or business of the Group Companies or their employees, including but not limited to any conduct constituting sexual misconduct, harassment (including sexual harassment), discrimination or retaliation.

(f)    No employee of any Group Company or other individual is or has been offered the opportunity or has agreed to become, an employee shareholder (within the meaning of section 205A Employment Rights Act 1996).

SECTION 3.12.    Real Property; Title to Assets.

(a)    No Group Company owns or has ever owned any real property.

(b)    True, materially complete and correct copies of each lease, sublease, license, sublicense, and other occupancy agreements, pursuant to which any Group Company leases, subleases, licenses, sublicenses, or otherwise occupies any real property (each, a “Lease”) and each amendment and guaranty to any of the foregoing in effect as of the date of this Agreement have prior to the date of this Agreement been made available to Kcompany or its counsel. There are no leases, subleases, concessions or other contracts granting to any person other than a Group Company the right to use or occupy any real property subject to a Lease. All such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions. There is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by any Group Company or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to any Group Company.

(c)    There are no contractual or legal restrictions that preclude or restrict the ability of any Group Company to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to such Group Company. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d)    Each Group Company has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold, license, subleasehold, or sublicense interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to such Group Company.

SECTION 3.13.    Intellectual Property Rights; Business Systems; Data Privacy and Security.

(a)    Section 3.13(a) of the Company Disclosure Schedule contains a true, complete and correct list of all of the following that are owned or purported to be owned by one or more of the Group Companies: (i) registered Intellectual Property Rights and applications for registrations of other Intellectual Property Rights (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), and (ii) any Software or Business Systems, owned or purported to be owned by one or more of the Group Companies, that are material to the business of one or more of the Group Companies as currently conducted that would have a replacement cost of more than $150,000.

(b)    One or more of the Group Companies solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title, and interest in and to the Company-Owned IP, and has the right to use, all Company-Licensed IP. All Company-Owned IP is subsisting, and to the knowledge of the Group Companies, valid, enforceable, and in full force and effect. No loss or expiration of any of the Company-Owned IP, or, to the Company’s

knowledge, any of the Company-Licensed IP, is threatened in writing, or, other than upon expiration of its statutory term in the ordinary course, pending. The Company IP constitutes all material Intellectual Property Rights used in the operation of the business of one or more of the Group Companies and, to the knowledge of the Group Companies, is sufficient for the conduct of such business as currently conducted.

(c)    Section 3.13(c)(i) of the Company Disclosure Schedule contains a true, complete and correct list of all material contracts (i) pursuant to which one or more of the Group Companies uses any material Company-Licensed IP that are material to the business of the Group Companies but excluding (A) licenses for shrink-wrap, click-wrap and off-the-shelf software and (B) other licenses of software that is commercially available to the public generally, with one-time or annual fees of less than $500,000 (collectively, the “IP Licenses”). Except for the IP Licenses listed on Section 3.13(c)(ii), upon the Closing, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Group Companies will continue to have the right to use all Company-Licensed IP on commercially reasonable terms and conditions as the Group Companies enjoyed immediately prior to the Closing.

(d)    The Group Companies have taken and take reasonable actions to maintain, protect and enforce the Company IP, including the secrecy, confidentiality, and value of its trade secrets and other Confidential Information in all material respects. The Group Companies have not disclosed any trade secrets or other Confidential Information that is material to the business of the Group Companies to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information or intentionally in the conduct of the Group Companies’ business in the ordinary course including the manufacturing, marketing, sale, distribution, and maintenance of Products.

(e)    (i) There have been no claims properly filed and served, or threatened in writing to be filed, against any of the Group Companies in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property Rights of other persons (including any material demands or offers to license any Intellectual Property Rights from any other person); (ii) to the Group Companies’ knowledge, the operation of the business of the Group Companies (including the manufacture, structure, and operation of the Products) has not and does not infringe, misappropriate, or violate, any Intellectual Property Rights of other persons; (iii) to the Group Companies’ knowledge, no other person has infringed, misappropriated, or violated any of the Company-Owned IP; and (iv) except as set forth on Section 3.13(a) of the Company Disclosure Schedule, (A) regarding any of the foregoing (i) or (iii), the Company has not received any formal written opinions of legal counsel, and (B) regarding (ii), the Company has not received written reports from legal counsel that have been used to identify the Company’s freedom to operate.

(f)    All persons, including all current officers, management employees, and technical and professional employees as well as independent contractors of one or more of the Group Companies who have contributed or developed any material Company-Owned IP have executed valid and written agreements with the Company substantially in the form made available to Kcompany prior to the date of this Agreement, pursuant to which such persons agreed to assign to one or more of the Group Companies all of their right, title, and interest in and to such Company-Owned IP.

(g)    No Open Source Software is contained in, distributed with, or linked to any Products in a manner that imposes on such Products or portion thereof, or would impose upon distribution thereof, a requirement or condition that any such Products or portion thereof (i) be disclosed or distributed in source code form, (ii) be licensed to allow third parties to make modifications or derivative works, or (iii) be made available for redistribution to any person the source code to any of the Business Systems or Product components at no or minimal charge.

(h)    One or more of the Group Companies owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the conduct of the business of the Group Companies as currently conducted, and to the knowledge of the Group Companies, as contemplated to be conducted as of the date of this Agreement. The Group Companies maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since the Lookback Date, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(i)    Each of the Group Companies currently complies and has complied with in all material respects (i) all applicable Privacy/Data Security Laws, (ii) any of its applicable privacy or other policies concerning the collection, dissemination, storage or use of Personal Information, (iii) industry standards to which it is bound, and (iv) all commitments in any Material Contract with respect to privacy and/or data security (collectively, the “Data Security Requirements”), except, in each case, as would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, each Group Company has implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Business Data, including implementing reasonable procedures designed to prevent unauthorized access and the introduction of Disabling Devices as required by applicable Privacy/Data Security Laws. To the knowledge of the Group Companies, no other person has inserted or alleged to have inserted, any Disabling Device in any of the Business Systems or Product components. Since the Lookback Date, no Group Company has (x) experienced any material data security breaches that were required to be reported under applicable Privacy/Data Security Laws or customer contracts or (y) received written notice of any material proceedings or investigations by any Governmental Authority or any customer, or received written notice of any material claims or complaints, in each case, regarding the Group Company’s collection, dissemination, storage, or use of Personal Information, or the violation of any applicable Data Security Requirements by the Company.

(j)    All current officers, management employees, and technical and professional employees as well as independent contractors of each Group Company are under written obligation to the applicable Group Company to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment.

SECTION 3.14.    Taxes.

(a)    Each Group Company: (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it as of the date of this Agreement and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that such Group Company is otherwise obligated to pay, except with respect to Taxes not yet due and payable or otherwise being contested in good faith; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to the assessment or collection of any material amount of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b)    None of the Group Companies (i) is a party to and has any obligations under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses, but excluding agreements, contracts, arrangements or commitments the primary purpose of which do not relate to Taxes) and (ii) has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c)    The Group Companies will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) any prepaid amount received on or prior to the Closing; or (iv) installment sale made on or prior to the Closing Date.

(d)    Except as would not be material, each Group Company has withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.

(e)    None of the Group Companies has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group comprised only of the Group Companies).

(f)    None of the Group Companies has any material liability for the Taxes of any other person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract (but excluding contracts, the primary purpose of which do not relate to Taxes), or otherwise by operation of applicable Law.

(g)    None of the Group Companies has a request for a material ruling in respect of Taxes pending between any Group Company and any Taxing Authority.

(h)    The Group Companies have prior to the date of this Agreement made available to Kcompany true, complete and correct copies of any income Tax Returns actually filed by any Group Company for its taxable years 2019, 2020 and 2021.

(i)    None of the Group Companies has within the last two (2) years (i) distributed stock of another person, or (ii) has had its capital stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j)    None of the Group Companies has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(k)    Neither the IRS nor any other U.S. or non-U.S. Tax authority or agency has asserted in writing or, to the knowledge of the Company, has threatened to assert against any Group Company any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith which is still pending or unresolved.

(l)    There are no Tax Liens upon any assets of the Group Company for material Taxes except for Permitted Liens.

(m)    Neither the Company nor any Group Company that is a direct subsidiary of the Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Group Companies has received written notice from a Taxing Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)    No Group Company is a surrogate foreign corporation within the meaning of Section 7874 of the Code.

(o)    None of the Group Companies has taken or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(p)    As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and non-U.S. income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

SECTION 3.15.    Environmental Matters.

(a)    Each Group Company is and has been, since the Lookback Date, in compliance in all material respects with applicable Environmental Laws.

(b)    No Group Company has received any Environmental Notice or Environmental Claim which in either case is pending or remains unresolved, or is or will be the source of ongoing material obligations or requirements under any Environmental Law.

(c)    To the knowledge of the Company, none of the properties currently or formerly leased or operated by any Group Company (including soils and surface and ground waters) are contaminated with any Hazardous Substance in violation of applicable Environmental Laws and which would be likely to result in a material liability to any Group Company, nor has there been a Release of Hazardous Substances by a Group Company which requires reporting, investigation, remediation, monitoring or other response action by any Group Company pursuant to applicable Environmental Laws.

(d)    Each Group Company has all material permits, licenses and other authorizations required of it under Environmental Laws (“Environmental Permits”) and each Group Company is in all material respects in compliance with such Environmental Permits. There is no pending or, to the Company’s knowledge, threatened revocation, modification or limitation of any such Environmental Permit except for such limitations as set forth in such Environmental Permit.

(e)    No Group Company has retained or assumed by contract, any material liabilities or obligations of third parties under Environmental Laws that have not been fully satisfied or performed.

SECTION 3.16.    Material Contracts.

(a)    Section 3.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which any Group Company is a party (such contracts and agreements as are required to be set forth Section 3.16(a) of the Company Disclosure Schedule but excluding any Plan being the “Material Contracts”):

(i)    all contracts and agreements involving obligations of, or payments to, any Group Company in excess of $500,000 in the aggregate, in the prior or current fiscal year (other than obligations of, or payments to, the Company arising from employment agreements or purchase or sale agreements entered into in the ordinary course of business);

(ii)    all contracts required to be listed in Section 3.13(c) of the Company Disclosure Schedule;

(iii)    all contracts and agreements that involve the license of any Company-Owned IP by any Group Company (but excluding any (A) nonexclusive licenses (or sublicenses) of Company-Owned IP granted to customers in the ordinary course of business on or prior to the date of this Agreement; (B) licenses granted to service providers who access Company-Owned IP on behalf of the Company as part of their provision of services; (C) nondisclosure agreements entered into in the ordinary course of business; and (D) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and/or aggregate annual license and maintenance fees of less than $100,000);

(iv)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which any Group Company is a party that are material to the business of such Group Company;

(v)    all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of a Group Company or income or revenues related to any Product of a Group Companies to which the Group Company is a party;

(vi)    all contracts and agreements that limit, or purport to limit, the ability of any Group Company to compete in any material respect in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(vii)    all contracts and agreements involving the disposition of a material portion of any Group Company’s assets or the acquisition of the business or securities or ownership interests of another person;

(viii)    all contracts and agreements involving material uncapped indemnity obligations of any Group Company;

(ix)    all partnership, joint venture or similar agreements;

(x)    all contracts and agreements with any Governmental Authority, other than any Company Permits;

(xi)    all leases or master leases of personal property reasonably likely to result in annual payments by or to any Group Company of $500,000 or more in a 12-month period;

(xii)    all contracts and agreements involving any right to acquire equity interest in the Company;

(xiii)    all Company Affiliate Agreements; and

(xiv)    any collective bargaining agreements, or any other agreement, with any labor union.

(b)    With such exceptions as would not have a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of the applicable Group Company (subject to the Remedies Exception) and, to the knowledge of the Company, the other parties thereto, and the applicable Group Company is not in breach or violation of, or in default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or in default under, any Material Contract; and (iii) no Group Company has received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has prior to the date of this Agreement furnished or made available to Kcompany true, complete and correct copies of all Material Contracts in effect as of the date of this Agreement, including amendments thereto that are material in nature.

SECTION 3.17.    Insurance. Except as would not have a Company Material Adverse Effect: (a) the Group Companies hold policies of insurance in amounts providing reasonably adequate coverage against risks customarily insured against by companies of similar nature and size operating in similar lines of business as the applicable Group Company, including any insurance required to be maintained by Material Contracts; (b) each policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; and (c) the applicable Group Company is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy.

SECTION 3.18.    Company Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of the full Company Board at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Transactions are in the best interests of the Company, and (b) approved this Agreement and the Transactions. The Requisite Approval by the Company Shareholders at an extraordinary general meeting is the only vote of the Company Shareholders necessary to adopt this Agreement and approve and implement the Transactions.

SECTION 3.19.    Certain Business Practices. Since the Lookback Date, no Group Company nor, to the Company’s knowledge, any director or officer, agent or employee of any Group Company, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

SECTION 3.20.    Trade Compliance.

(a)    No Group Company, nor any of its directors, officers, employees or, to the knowledge of the Company, agents, is a person that is, or is owned or controlled by, a person that is (i) the subject of any Sanctions; nor (ii) located, organized, incorporated or resident in a country or territory that is the subject of comprehensive Sanctions (including the Cuba, Iran, North Korea, Syria, and Crimea region and Donetsk People’s Republic and Luhansk People’s Republic territories in Ukraine). For the past five (5) years, to the Company’s knowledge, no Group Company has engaged in, or is not now engaged in, any dealings or transactions with any person, or in any country or territory, that at the time of such dealing or transaction is or was, or whose government is or was, the subject of comprehensive Sanctions.

(b)    Each Group Company, and to the Company’s knowledge, its representatives in their capacity as such, have during the five (5) years preceding the date of this Agreement been in compliance with, in all material respects, all applicable Export Laws, and no Group Company has (i) received written notice of, any actual, alleged or potential violation of any Export Law or (ii) been a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Export Law.

SECTION 3.21.    Affiliate Agreements. No Group Company is a party to any transaction, agreement, arrangement or understanding that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K (each of the foregoing, a “Company Affiliate Agreement”).

SECTION 3.22.    Brokers. Except for Teneo Financial Advisory Limited and Teneo Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 3.23.    Foreign Private Issuer. The Company is and shall be at all times commencing from the date 30 days prior to the first filing of the Proxy/Registration Statement with the SEC through the Second Merger Effective Time, a foreign private issuer as defined in Rule 405 under the Securities Act.

SECTION 3.24.    Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article III (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to any Group Company, PubCo, their respective affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Kcompany, its affiliates or any of their respective Representatives by, or on behalf of, any Group Company or PubCo, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, no Group Company nor PubCo or an person on behalf of the foregoing has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Kcompany, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any Group Company or PubCo (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Kcompany, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES RELATING TO PUBCO

Except as set forth in the Company Disclosure Schedule (which disclosure in the Company Disclosure Schedule shall be deemed to qualify or provide disclosure in response to (i) the section or subsection of this Article IV that corresponds to the section or subsection of the Company Disclosure Schedule in which any such disclosure is set forth and (ii) any other section or subsection of this Article IV to the extent that its relevance to such section or subsection is reasonably apparent on the face of such disclosure), the Company and PubCo as of the date of its accession to this Agreement (the “Accession Date”), hereby jointly and severally represent and warrant to Kcompany as follows:

SECTION 4.01.    Organization and Qualification; Subsidiaries.

(a)    PubCo is a Société Anonyme for an unlimited period, duly organized, validly existing and in good standing under the laws of the Grand Duchy of Luxembourg, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a Company Material Adverse Effect.

(b)    PubCo does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

SECTION 4.02.    Organizational Documents. The Company has heretofore furnished to the Kcompany true, complete and correct copies of the Organizational Documents of PubCo, such Organizational Documents are in full force and effect PubCo is not in violation of any of the provisions thereof.

SECTION 4.03.    Capitalization.

(a)    As of the Accession Date and immediately prior to the Initial Merger Effective Time, the authorized share capital of PubCo (including the issued share capital) shall consist of at least $40,000,000 worth of PubCo Ordinary Shares and the issued share capital of PubCo shall amount at least to $40,000 represented by at least 4,000,000 PubCo Ordinary Shares at incorporation of PubCo and all issued shares shall be held by Arrival Luxembourg (the “Initial Shares”).

(b)    The Initial Shares have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Organizational Documents of PubCo.

(c)    Except for securities issued by PubCo as permitted by this Agreement, PubCo has not issued any options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of PubCo or obligating PubCo to issue or sell any share capital of, or other equity interests in, PubCo. All securities subject to issuance as aforesaid, including the Merger Consideration, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. PubCo is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. PubCo is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of any of the equity interests or other securities of PubCo. Other than pursuant to the Organizational Documents of PubCo, there are no outstanding contractual obligations of PubCo to repurchase, redeem or otherwise acquire any of its equity securities. There are no outstanding contractual obligations of PubCo to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

SECTION 4.04.    Authority Relative to This Agreement. PubCo has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and, subject to the passing of the Initial Merger Shareholder Resolution and the Second Merger Shareholder Resolution, to consummate the Transactions. The execution and delivery by PubCo of this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, the performance by PubCo of its obligations hereunder and thereunder and the consummation by PubCo of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of PubCo are necessary to authorize this Agreement or to consummate the Transactions (other than the passing of the Initial Merger Shareholder Resolution and the Second Merger Shareholder Resolution). This Agreement has been, and the other Transaction Documents to which PubCo is or will at the Closing be a party will, at the Closing, be duly and validly executed and delivered by PubCo and, assuming due authorization, execution and delivery by the other party or parties thereto (other than the Company), constitutes (or will then constitute) a legal, valid and binding obligation of PubCo, enforceable against it in accordance with its terms subject to the Remedies Exceptions.

SECTION 4.05.    No Conflict; Required Filings and Consents.

(a)    The execution and delivery by PubCo of this Agreement and the other Transaction Documents to which it is or will at the Closing be a party does not, and the performance of this Agreement by PubCo will not, (i) conflict with or violate the Organizational Documents of PubCo, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to PubCo or by which any of its property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of PubCo pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which PubCo is a party or by which PubCo or any of its property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect.

(b)    The execution and delivery of this Agreement by PubCo does not, and the performance of this Agreement by PubCo will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, and state takeover laws, the pre-closing notification requirements of the HSR Act and/or compliance with and filings or notifications under any applicable Foreign Investment Laws, (ii) such filings with and approvals of Nasdaq to permit the Merger Consideration to be issued in connection with the transactions contemplated by this Agreement and the other Transaction Documents to be listed on Nasdaq, (iii) execution and filing of the Initial Merger Documents and the Second Merger Documents, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications that would not have a Company Material Adverse Effect.

SECTION 4.06.    Compliance. PubCo is not and has not been in conflict with, or in default, breach or violation of, (a) any Law applicable to PubCo or by which any property or asset of PubCo are bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which PubCo is a party or by which PubCo or any property or asset of PubCo is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a Company Material Adverse Effect. PubCo is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for PubCo to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 4.07.    Special Purpose Entity. PubCo was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by the Transaction Documents and the Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to and necessary for its formation.

SECTION 4.08.    PubCo Approval. (a) The PubCo Board has unanimously (i) determined that the Transactions are in the best interests of PubCo and its sole shareholder, and (ii) approved this Agreement, the Ancillary Agreements to which PubCo is or will be a party and the transactions contemplated hereby and thereby and (b) the sole shareholder of PubCo has adopted a resolution by written consent approving this Agreement, the Ancillary Agreements to which PubCo is or will be a party and the transactions contemplated hereby and thereby.

SECTION 4.09.    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of PubCo.

SECTION 4.10.    Foreign Private Issuer. PubCo is and shall be at all times commencing from the date 30 days prior to the first filing of the Proxy/Registration Statement with the SEC through the Second Merger Effective Time, a foreign private issuer as defined in Rule 405 under the Securities Act.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES RELATING TO KCOMPANY

Except as set forth in the Kcompany SEC Reports publicly available prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Kcompany SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a Kcompany SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization; Subsidiaries), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)) and except as set forth in Kcompany’s disclosure schedule delivered by Kcompany in connection with this Agreement (the “Kcompany Disclosure Schedule”) (which disclosure in the Kcompany Disclosure Schedule shall be deemed to qualify or provide disclosure in response to (i) the section or subsection of this Article V that corresponds to the section or subsection of the Kcompany Disclosure Schedule in which any such disclosure is set forth and (ii) any other section or subsection of this Article V to the extent that its relevance to such section or subsection is reasonably apparent on the face of such disclosure), Kcompany hereby represents and warrants to the Company as follows:

SECTION 5.01.    Corporate Organization; Subsidiaries.

(a)    Kcompany is a Cayman Islands exempted company incorporated with limited liability, duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a Kcompany Material Adverse Effect.

(b)    Kcompany does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

SECTION 5.02.    Organizational Documents. Kcompany has heretofore furnished to the Company true, complete and correct copies of the Kcompany MAA. The Kcompany MAA are in full force and effect. Kcompany is not in violation of any of the provisions of the Kcompany MAA.

SECTION 5.03.    Capitalization.

(a)    The authorized share capital of Kcompany is $11,100 divided into one hundred million (100,000,000) Kcompany Class A Ordinary Shares, ten million (10,000,000) Kcompany Class B Ordinary Shares, and one million (1,000,000) Kcompany Preference Shares. As of the date of this Agreement, (i) twenty-seven million, six hundred thousand (27,600,000) Kcompany Class A Ordinary Shares are issued and outstanding, (ii) six million, nine hundred thousand (6,900,000) Kcompany Class B Ordinary Shares are issued and outstanding, (iii) no

Kcompany Preference Shares are issued and outstanding, (iv) no Kcompany Shares are held in treasury, (v) twenty million, seven hundred thousand (20,700,000) Kcompany Public Warrants and eighteen million, seven hundred and twenty thousand (18,720,000) Kcompany Private Placement Warrants are outstanding, and (vii) thirty nine million four hundred twenty thousand (39,420,000) Kcompany Class A Ordinary Shares are reserved for issuance on exercise of the Kcompany Warrants. Each Kcompany Warrant is exercisable for one Kcompany Class A Ordinary Share at an exercise price of $11.50.

(b)    All outstanding Kcompany Units, Kcompany Shares and Kcompany Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Kcompany MAA.

(c)    Except for securities issued by Kcompany as permitted by this Agreement and the Kcompany Warrants, Kcompany has not issued any options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Kcompany or obligating Kcompany to issue or sell any share capital of, or other equity interests in, Kcompany. All Kcompany Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Kcompany is not a party to, or otherwise bound by, and Kcompany has not granted, any equity appreciation rights, participations, phantom equity or similar rights. Kcompany is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Kcompany Shares or any of the equity interests or other securities of Kcompany. Other than pursuant to the Kcompany MAA, there are no outstanding contractual obligations of Kcompany to repurchase, redeem or otherwise acquire any Kcompany Shares. There are no outstanding contractual obligations of Kcompany to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

SECTION 5.04.    Authority Relative to This Agreement. Kcompany has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and, subject to receiving the Kcompany Shareholder Approval, to consummate the Transactions. The execution and delivery by Kcompany of this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, the performance by Kcompany of its obligations hereunder and thereunder and the consummation by Kcompany of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Kcompany are necessary to authorize this Agreement or to consummate the Transactions (other than the Kcompany Shareholder Approval). This Agreement has been, and the other Transaction Documents to which Kcompany is or will at the Closing be a party will, at the Closing, be duly and validly executed and delivered by Kcompany and, assuming due authorization, execution and delivery by the other party or parties thereto, constitutes (or will then constitute) a legal, valid and binding obligation of Kcompany, enforceable against Kcompany in accordance with its terms subject to the Remedies Exceptions.

SECTION 5.05.    No Conflict; Required Filings and Consents.

(a)    The execution and delivery by Kcompany of this Agreement and the other Transaction Documents to which it is or will at the Closing be a party does not, and the performance of this Agreement by Kcompany will not, (i) conflict with or violate the Kcompany MAA, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Kcompany or by which any of its property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Kcompany pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Kcompany is a party or by which Kcompany or any of its property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Kcompany Material Adverse Effect.

(b)    The execution and delivery of this Agreement by Kcompany does not, and the performance of this Agreement by Kcompany will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, and state takeover laws, the pre-closing notification requirements of the HSR Act and/or compliance with and filings or notifications under any applicable Foreign Investment Laws, (ii) such filings with and approvals of Nasdaq to permit the Merger Consideration to be issued in connection with the transactions contemplated by this Agreement and the other Transaction Documents to be listed on Nasdaq, (iii) execution and filing of the Initial Merger Documents, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Kcompany from performing its material obligations under this Agreement.

SECTION 5.06.    Compliance. Kcompany is not and has not been in conflict with, or in default, breach or violation of, (a) any Law applicable to Kcompany or by which any property or asset of Kcompany is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Kcompany is a party or by which Kcompany or any property or asset of Kcompany is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a Kcompany Material Adverse Effect. Kcompany is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Kcompany to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 5.07.    SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)    Kcompany has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC since August 12, 2021, together with any amendments, restatements or supplements thereto (collectively, the “Kcompany SEC Reports”). As of their respective dates, the Kcompany SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of Kcompany has filed with the SEC on a timely basis all documents required with respect to Kcompany by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b)    Each of the financial statements (including, in each case, any notes thereto) contained in the Kcompany SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in shareholders equity and cash flows of Kcompany as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). Kcompany has no off-balance sheet arrangements that are not disclosed in the Kcompany SEC Reports. No financial statements other than those of Kcompany are required by GAAP to be included in the consolidated financial statements of Kcompany.

(c)    Except as and to the extent set forth in the Kcompany SEC Reports, Kcompany has no liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Kcompany’s business.

(d)    Kcompany is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (“NYSE”).

(e)    Kcompany has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Kcompany and other material information required to be disclosed by Kcompany in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Kcompany’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Kcompany’s principal executive officer and principal financial officer to material information required to be included in Kcompany’s periodic reports required under the Exchange Act.

(f)    Kcompany maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Kcompany maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Kcompany has prior to the date of this Agreement delivered to the Company (with respect to disclosure made on or prior to the date of this Agreement) and shall have promptly furnished to the Company (with respect to disclosure made after the date of this Agreement) a true, complete and correct copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Kcompany to Kcompany’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Kcompany to record, process, summarize and report financial data. Kcompany has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Kcompany. Since the date of the latest audited financial statements included in the Kcompany SEC Reports, there have been no material changes in Kcompany’s internal control over financial reporting.

(g)    There are no outstanding loans or other extensions of credit made by Kcompany to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Kcompany. Kcompany has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)    Neither Kcompany (including any employee thereof) nor Kcompany’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Kcompany, (ii) any fraud, whether or not material, that involves Kcompany’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Kcompany or (iii) any claim or allegation regarding any of the foregoing.

(i)    As of the date of this Agreement, there are no outstanding comments from the SEC with respect to the Kcompany SEC Reports. To the knowledge of Kcompany, none of the Kcompany SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

SECTION 5.08.    Absence of Certain Changes or Events. Since August 12, 2021, except as expressly contemplated by this Agreement, (a) Kcompany has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Kcompany Material Adverse Effect.

SECTION 5.09.    Absence of Litigation. There is no Action pending or, to the knowledge of Kcompany, threatened against Kcompany, or any property or asset of Kcompany, before any Governmental Authority. Neither Kcompany nor any material property or asset of Kcompany is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Kcompany, continuing investigation by, any Governmental Authority.

SECTION 5.10.    Board Approval; Vote Required.

(a)    At a meeting duly called and held (or by way of unanimous written resolution in lieu of a meeting), the Kcompany Board, by at least a majority vote of those voting and not subsequently rescinded or modified in any way, has (i) determined that the Transactions are in the best interests of Kcompany and its shareholders, (ii) approved this Agreement, the Cayman Plan of Merger, the Ancillary Agreements to which Kcompany is or will be a party and the transactions contemplated hereby and thereby and (iii) resolved to recommend, among other things, approval of this Agreement, the Cayman Plan of Merger and the transactions contemplated by this Agreement by the holders of Kcompany Shares entitled to vote thereon.

(b)    At the Kcompany Shareholders Meeting, assuming that a quorum is present, (i) only a Kcompany Ordinary Resolution shall be required to approve the BCA Proposal, (ii) only a Kcompany Special Resolution shall be required to approve the Initial Merger Proposal, (iii) only a Kcompany Ordinary Resolution shall be required to approve the Adjournment Proposal, and (iv) with respect to any Additional Proposals proposed to the Kcompany Shareholders, the only requisite approval required shall be under the Kcompany MAA, the Cayman Act or other applicable law (the approval by the Kcompany Shareholders of all of the foregoing, collectively, the “Kcompany Shareholder Approval”). The Kcompany Shareholder Approval is the only vote of any holders of Kcompany’s share capital necessary to adopt this Agreement and any Transaction Document and to approve the Transactions.

SECTION 5.11.    Brokers. Except for UBS Securities LLC, Stifel, Nicolaus & Company, Incorporated, Robert W. Baird & Co. Incorporated, Drexel Hamilton, LLC and EarlyBirdCapital, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Kcompany.

SECTION 5.12.    Kcompany Trust Fund. As of the date of this Agreement, Kcompany has no less than $276,000,000.00 in the trust fund established by Kcompany for the benefit of its public shareholders (the “Trust Fund”) maintained in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of August 12, 2021, between Kcompany and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Kcompany has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Kcompany or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between Kcompany and the Trustee that would cause the description of the Trust Agreement in the Kcompany SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of Kcompany, that would entitle any person (other than shareholders of Kcompany who shall have elected to redeem their Kcompany Class A Ordinary Shares pursuant to the Kcompany MAA) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Kcompany MAA. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Kcompany, threatened in writing with respect to the Trust Account. Upon consummation of the Closing and notice thereof to the Trustee pursuant to the Trust Agreement, Kcompany shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Kcompany as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of Kcompany due and owing or incurred at or prior to the Second Merger Effective Time shall be paid as and when due, including all amounts payable (a) to shareholders of Kcompany who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Kcompany in connection with its efforts to effect the Closing. As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Kcompany has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Kcompany at the Second Merger Effective Time.

SECTION 5.13.    Employees. Other than any officers as described in the Kcompany SEC Reports, Kcompany has never employed any employees or retained any contractors. Other than amounts due as set forth in the Kcompany SEC Reports or for reimbursement of any out-of-pocket expenses incurred by Kcompany’s officers and directors in connection with activities on Kcompany’s behalf in an aggregate amount not in excess of the amount of cash held by Kcompany outside of the Trust Account, Kcompany has no unsatisfied material liability with respect to any employee, officer or director. Kcompany has never and does not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit or compensation plans, programs or arrangements (each, a “Kcompany Plan”). The Transactions shall not be the direct or indirect cause of any amount paid or payable by Kcompany or any affiliate being classified as an “excess parachute payment” under Section 280G of the Code, the deductibility of which by Kcompany would be limited by Section 280G of the Code. There is no contract, agreement, plan or arrangement to which Kcompany is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

SECTION 5.14.    Taxes.

(a)    Kcompany (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by either of them as of the date of this Agreement and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that Kcompany is otherwise obligated to pay, except with respect to Taxes not yet due and payable or otherwise being contested in good faith; (iii) with respect to all material Tax Returns filed by or with respect to either of them, have not waived any statute of limitations with respect to the assessment or collection of any material amount of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b)    Kcompany is not a party to or has no obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses, but excluding agreements, contracts, arrangements or commitments the primary purpose of which do not relate to Taxes) or does not have a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c)    Kcompany will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) any prepaid amount received on or prior to the Closing; or (iv) installment sale made on or prior to the Closing Date.

(d)    Except as would not be material, Kcompany has withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.

(e)    Kcompany has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(f)    Kcompany does not have any material liability for the Taxes of any other person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract (but excluding contracts, the primary purpose of which do not relate to Taxes), or otherwise by operation of applicable Law.

(g)    Kcompany does not have any request for a material ruling in respect of Taxes pending between Kcompany, on the one hand, and any Taxing Authority, on the other hand.

(h)    Kcompany has not within the prior two (2) years distributed stock or shares of another person, or has had its share capital distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i)    Kcompany has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j)    Neither the IRS nor any other U.S. or non-U.S. Tax authority or agency has asserted in writing or, to the knowledge of Kcompany, has threatened to assert against Kcompany any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith which is still pending or unresolved.

(k)    There are no Tax Liens upon any assets of the Kcompany for material Taxes except for Permitted Liens.

(l)    Kcompany has not taken or agreed to take any action, and Kcompany does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

SECTION 5.15.    Defense Production Act. Kcompany hereby represents that (a) the Sponsor is not, and to the knowledge of Kcompany, Kcompany is not a “foreign person,” as defined in Section 721 of the U.S. Defense Production Act of 1950, as amended, including any implementing regulations thereof (the “DPA”) and (b) the Sponsor does not, and to the knowledge of Kcompany, Kcompany does not, permit any foreign person affiliated with the Sponsor or Kcompany, whether affiliated as a limited partner or otherwise, to obtain through the Sponsor or Kcompany any of the following with respect to the Company: (i) control (as defined in the DPA) of the Company, including the power to determine, direct or decide any important matters for the Company; (ii) access to any material nonpublic technical information (as defined in the DPA) in the possession of the Company (which shall not include financial information about the Company), including access to any information not already in the public domain that is necessary to design, fabricate, develop, test, produce, or manufacture Company products, including processes, techniques, or methods; (iii) membership or observer rights on the Company Board or the right to nominate an individual to a position on the Company Board; or (iv) any involvement (other than through voting of shares) in substantive decision-making of the Company regarding (x) the use, development, acquisition or release of any Company “critical technology” (as defined in the DPA); (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA).

SECTION 5.16.    Listing. The issued and outstanding Kcompany Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “KCGI.U.” The issued and outstanding Kcompany Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “KCGI”. The issued and outstanding Kcompany Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “KCGI.W”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Kcompany, threatened in writing against Kcompany by NYSE or the SEC with respect to any intention by such entity to deregister the Kcompany Units, the Kcompany Class A Ordinary Shares, or the Kcompany Public Warrants or terminate the listing of Kcompany on NYSE. None of Kcompany or any of its affiliates has taken any action in an attempt to terminate the registration of the Kcompany Units, the Kcompany Class A Ordinary Shares, or the Kcompany Public Warrants under the Exchange Act.

SECTION 5.17.    Kcompany’s Investigation and Reliance. Kcompany is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Group Companies, PubCo and the Transactions, which investigation, review and analysis were conducted by Kcompany together with expert advisors, including legal counsel, that they have engaged for such purpose. Kcompany and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Group Companies and PubCo and other information that they have requested in connection with their investigation of the Group Companies, PubCo and the Transactions. Kcompany is not relying on any statement, representation or warranty, oral or written, express or implied, made by any Group Company, PubCo or any of their respective Representatives, except as expressly set forth in Article III or Article IV (as modified by the Company Disclosure Schedule). No Group Company, nor PubCo nor any of their respective shareholders, affiliates or Representatives shall have any liability to Kcompany or any of its shareholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Kcompany or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. No Group Company, nor PubCo, nor any of their respective shareholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving any Group Company or PubCo.

SECTION 5.18.    Affiliate Agreements. Kcompany is not a party to any transaction, agreement, arrangement or understanding required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K (each of the foregoing, a “Kcompany Affiliate Agreement”).

ARTICLE VI.

CONDUCT OF BUSINESS PENDING THE CLOSING

SECTION 6.01.    Conduct of Business by the Group Companies and PubCo.

(a)    Between the date of this Agreement and the Second Merger Effective Time or the earlier termination of this Agreement, except (1) as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, (3) as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), or (4) for any actions taken reasonably and in good faith to respond to COVID-19 Measures or Emergency Actions (provided that prior to taking any material actions that the Company intends to take, to the extent the Company intends to take such actions in reliance on this clause (4), the Company shall use commercially reasonable efforts to provide advance notice to and consult with Kcompany prior to taking such actions) unless Kcompany shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed) the Company shall, and shall cause each Group Company to:

(i)    conduct its business in the ordinary course of business and in a manner consistent with past practice; and

(ii)    use its commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of its current officers, key employees and consultants and to preserve its current relationships with customers, suppliers and other persons with which it has significant business relations.

(b)    By way of amplification and not limitation, except (1) as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, or (3) as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Group Company not to, between the date of this Agreement and the Second Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Kcompany (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)    amend or otherwise change its Organizational Documents;

(ii)    issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of any class of capital stock of any Group Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest), of a Group Company, other than (A) the issuance of shares upon the exercise, exchange, redemption or settlement, as applicable, of Company Options, Company RSUs, Company Warrants and Company Convertible Notes, in each case, in accordance with their respective terms as of the date of this Agreement and the terms of this Agreement, and (B) grants of new Company Options, or Company RSUs in the ordinary course of business consistent with the Company’s existing equity grant policy, and (C) with respect of the issued and outstanding Company Shares held as Restricted Shares under the Company Restricted Share Plan, transactions that are required (and not in the Company’s direction) by the terms of such Restricted Shares awards as in effect on the date of this Agreement;

(iii)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than a dividend or distribution by a subsidiary of the Company to the Company);

(iv)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from employees or former employees upon the terms set forth in the underlying agreements governing such equity securities, including the terms of the Restricted Shares under the Company Restricted Share Plan;

(v)    except in the ordinary course of business consistent with past practice, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any material assets of any Group Company, except for assets which are no longer used in the business of the Group Company;

(vi)    (A) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $5,000,000; or (B) incur any indebtedness for borrowed money in excess of $5,000,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except with respect to accounts payable or indebtedness otherwise incurred in the ordinary course of business and consistent with past practice;

(vii)    (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of any Group Company as of the date of this Agreement, other than increases in base compensation of employees in the ordinary course of business, (B) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, (D) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate any current or former director, officer employee or consultant provider whose total cash compensation would exceed, on an annualized basis, $300,000, or (E) enter into or amend any collective bargaining agreement or other labor agreement covering any Group Company’s employees;

(viii)    other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 3.10(a) of the Company Disclosure Schedule or that such Group Company is not prohibited from entering into after the date of this Agreement, grant any severance or termination pay to, any director or officer of any Group Company, other than in the ordinary course of business consistent with past practice;

(ix)    adopt, amend and/or terminate any material Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(x)    materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by IFRS;

(xi)    make any material Tax election, amend a material Tax Return, enter into any material Tax closing agreement or settle or compromise any material U.S. federal, state, local or non-U.S. income Tax liability except in the ordinary course of business consistent with past practice;

(xii)    materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of any Group Company’s material rights thereunder, in each case in a manner that is adverse to such Group Company, except in the ordinary course of business;

(xiii)    intentionally permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required to maintain each and every material item of Company-Owned IP; or

(xiv)    enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

(c)    Notwithstanding anything to the contrary in this Agreement, the parties agree that the Company may enter into any formal or informal agreement or otherwise make a binding commitment in connection with or consummate a Permitted Financing without the prior written consent by Kcompany and such actions shall not be deemed a breach of this Section 6.01 by the Company.

SECTION 6.02.    Conduct of Business by Kcompany. Except (i) as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (ii) as set forth on Section 6.02 of the Kcompany Disclosure Schedule (iii) as required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), or (iv) for any actions taken reasonably and in good faith to respond to COVID-19 Measures or Emergency Actions (provided that prior to taking any material actions that Kcompany intends to take, to the extent Kcompany intends to take such actions in reliance on this clause (iv), Kcompany shall use commercially reasonable efforts to provide advance notice to and consult with the Company prior to taking such actions) Kcompany agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Initial Merger Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Kcompany shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except (1) as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth on Section 6.02 of the Kcompany Disclosure Schedule or (3) as required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), Kcompany shall not, between the date of this Agreement and the Initial Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a)    amend or otherwise change the Kcompany MAA or form any subsidiary;

(b)    declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, other than redemptions from the Trust Fund that are required pursuant to the Kcompany MAA;

(c)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Kcompany Shares or Kcompany Warrants except for redemptions from the Trust Fund that are required pursuant to the Kcompany MAA;

(d)    issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any class of shares or other securities of Kcompany, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or shares of capital stock, or any other ownership interest (including any phantom interest), of Kcompany;

(e)    fail to maintain its existence or acquire (including by merger, consolidation, or acquisition of stock, shares or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f)    engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the Transactions);

(g)    incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Kcompany, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(h)    make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date of this Agreement, as agreed to by its independent accountants;

(i)    make any material Tax election, enter into any material Tax closing agreement or settle or compromise any material U.S. federal, state, local or non-U.S. income Tax liability, except in the ordinary course of business consistent with past practice;

(j)    liquidate, dissolve, reorganize or otherwise wind up the business and operations of Kcompany;

(k)    amend the Trust Agreement or any other agreement related to the Trust Account;

(l)    enter into, or amend or modify any term of (in a manner adverse to Kcompany), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under any Kcompany Plan (or any agreement, arrangement, policy or plan that would be a Kcompany Plan if in effect on the date of this Agreement);

(m)    hire any employee or take any action or refrain therefrom that would result in the Transactions being the direct or indirect cause of any amount paid or payable by Kcompany or any of its affiliates being classified as an “excess parachute payment” under Section 280G of the Code, the deductibility of which by Kcompany would be limited by Section 280G of the Code, or the imposition of any additional Tax under Section 4999 of the Code;

(n)    other than as set forth on Section 6.02(n) of the Kcompany Disclosure Schedule, enter into, renew or amend in any material respect, any Kcompany Affiliate Agreement (or any contract, that if existing on the date of this Agreement, would have constitute an Kcompany Affiliate Agreement); or

(o)    enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

SECTION 6.03.    Claims Against Trust Account. The Company and PubCo agree that, notwithstanding any other provision contained in this Agreement, neither the Company nor PubCo does now have, and shall not at any time prior to the Second Merger Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company or PubCo on the one hand, and Kcompany on the other hand, this Agreement, any Ancillary Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement or any Ancillary Agreement, each of the Company and PubCo hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company or PubCo from pursuing a claim against Kcompany or any other person (a) for legal relief against monies or other assets of Kcompany held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against Kcompany (or any successor entity) in the event this Agreement is terminated for any reason and Kcompany consummates a business combination transaction with another party. In the event that the Company or PubCo commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Kcompany shall be entitled to recover from the Company and PubCo, jointly and severally, the associated reasonable legal fees and costs in connection with any such action, in the event Kcompany prevails in such action or proceeding.

ARTICLE VII.

ADDITIONAL AGREEMENTS

SECTION 7.01.    Proxy/Registration Statement.

(a)    As promptly as practicable after the execution of this Agreement, the parties shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the parties), and PubCo shall file with the SEC, the Proxy Statement / Registration Statement (as amended or supplemented, the “Proxy/Registration Statement”) (it being understood that the Proxy/Registration Statement shall include a registration statement (the “Registration Statement”) and prospectus of PubCo and a proxy statement of Kcompany), which will be used for the Kcompany Shareholders Meeting to be held to consider (i) the adoption and approval of this Agreement and the transactions contemplated therein (the “BCA Proposal”); (ii) the approval of the Initial Merger and the Cayman Plan of Merger (the “Initial Merger Proposal”); (iii) the adjournment of the Kcompany Shareholders Meeting, if necessary, for up to 15 days to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals (the “Adjournment Proposal”); and (iv) the adoption and approval of any other proposals the parties deem necessary to effectuate the Transactions (each, an “Additional Proposal”) (such proposals in clauses (i) through (iii) together, the “Kcompany Proposals”).

(b)    Each party shall use its reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto, (ii) promptly notify each other of, cooperate with each other with respect to and respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (iii) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. As promptly as practicable after finalization of the Proxy/Registration Statement, Kcompany shall mail the Proxy/Registration Statement to its shareholders. Each party shall furnish all information concerning it and its subsidiaries as may reasonably be requested by any other party in connection with such actions and the preparation of the Proxy/Registration Statement, provided, however, that no party shall use any such information for any purposes other than those contemplated by this Agreement unless: (A) such party obtains the prior written consent of the other to such use (which consent shall not be unreasonably withheld, conditioned or delayed); or (B) to the extent that use of such information is required to avoid violation of applicable Law.

(c)    No filing of an amendment or supplement to the Proxy/Registration Statement will be made by a party without the approval of the other parties (such approval not to be unreasonably withheld, conditioned or delayed). Each party will advise the other, promptly after they receive notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the PubCo Ordinary Shares to be issued as Merger Consideration in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto. Each party shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendment to the Proxy/Registration Statement filed in response thereto.

(d)    Kcompany represents that the information supplied by Kcompany for inclusion in the Proxy/Registration Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Kcompany, (iii) the time of the Kcompany Shareholders Meeting, and (iv) the Initial Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Initial Merger Effective Time, any event or circumstance relating to Kcompany or its officers or directors, should be discovered by Kcompany which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, Kcompany shall promptly inform the Company. All documents that Kcompany is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e)    The Company represents that the information supplied by the Company and PubCo for inclusion in the Proxy/Registration Statement or any current report on Form 8-K shall not, at (i) the time the Registration Statement is declared effective (in the case of the Proxy/Registration Statement) or at the time filed (in the case of a current report on Form 8-K), (ii) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Kcompany (in the case of the Proxy/Registration Statement), (iii) the time of the Kcompany Shareholders Meeting (in the case of the Proxy/Registration Statement), and (iv) the Second Merger Effective Time (in the case of the Proxy/Registration Statement), contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Second Merger Effective Time, any event or circumstance relating to a Group Company, or its officers or directors, should be discovered by the Company or PubCo which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, the Company shall promptly inform Kcompany. All documents that the Company or PubCo is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

SECTION 7.02.    Kcompany Shareholders Meeting. Kcompany shall call and hold the Kcompany Shareholders Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Kcompany Proposals, and Kcompany shall use its reasonable best efforts to hold the Kcompany Shareholders Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than thirty (30) days after the date on which the Proxy/Registration Statement is mailed to shareholders of Kcompany). Kcompany shall consult with the Company in fixing the record date for the Kcompany Shareholders Meeting and the date of the Kcompany Shareholders Meeting, give notice to the Company of the Kcompany

Shareholders Meeting and allow the Company’s representatives and legal counsel to attend the Kcompany Shareholders Meeting. Kcompany will ensure that all proxies solicited in connection with the Kcompany Shareholders Meeting are solicited in compliance with all applicable Laws and the rules of NYSE. Kcompany shall use its reasonable best efforts to obtain the approval of the Kcompany Proposals at the Kcompany Shareholders Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Kcompany Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders. The Kcompany Board shall recommend to its shareholders that they approve the Kcompany Proposals and shall include such recommendation in the Proxy/Registration Statement.

SECTION 7.03.    Company Shareholders Meeting. The Company shall call and hold the Company Shareholders Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of obtaining the Requisite Approval, which shall include the approval of the Second Merger. The Company shall consult with Kcompany in fixing the record date for the Company Shareholders Meeting and the date of the Company Shareholders Meeting, give notice to Kcompany of the Company Shareholders Meeting and allow Kcompany’s representatives and legal counsel to attend the Company Shareholders Meeting. The Company will ensure that all proxies solicited in connection with the Company Shareholders Meeting are solicited in compliance with all applicable Laws. The Company shall use its reasonable best efforts to obtain the Requisite Approval at the Company Shareholders Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Requisite Approval, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders. The Company shall send meeting materials to the Company Shareholders which shall seek the Requisite Approval and shall include in all such meeting materials a statement to the effect that the Company Board has unanimously recommended that the Company Shareholders vote in favor of the Requisite Approval.

SECTION 7.04.    Access to Information; Confidentiality.

(a)    From the date of this Agreement until the Second Merger Effective Time, the Company and Kcompany shall (and shall cause their respective subsidiaries (if any) to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries (if any) and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries (if any) as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Kcompany shall be required to provide access to or disclose information where the access or disclosure would (i) jeopardize the protection of attorney-client privilege or contravene applicable Law (including COVID-19 Measures) or (ii) require providing access that such party reasonably determines, in light of COVID-19 or COVID-19 Measures, would jeopardize the health and safety of any employee of such party (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b)    All information obtained by the parties pursuant to this Section 7.04(b) shall be kept confidential in accordance with the confidentiality agreement, dated as of February 14, 2023 (the “Confidentiality Agreement”), between Kcompany and the Company.

(c)    Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

SECTION 7.05.    Company Solicitation. Except as set forth in Section 7.05 of the Company Disclosure Schedule , from and after the date of this Agreement and ending on the earlier of (a) the Second Merger Effective Time and (b) the termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, and PubCo shall not, (i) initiate or solicit, whether publicly or otherwise, any inquiries with respect to, or the making of, any Company Acquisition Proposal that is not a Permitted Financing, (ii) other than to the extent necessary to consummate a Permitted Financing, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of a Group Company or PubCo, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal or Variable Rate Transaction, (iv) approve, endorse, recommend, execute or enter into any acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal or Variable Rate Transaction or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal or Variable Rate Transaction, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action.    The Company shall promptly notify Kcompany (and in any event within twenty-four (24) hours) of the receipt of any written Company Acquisition Proposal by any Group Company or PubCo after the date of this Agreement, which notice shall identify the third party making any Company Acquisition Proposal and shall include copy of a written Company Acquisition Proposal. Notwithstanding the foregoing, the Company may inform any person making an unsolicited proposal regarding a Company Acquisition Proposal of the terms of this Section 7.05.    The parties agree that any violation of the restrictions set forth in this Section 7.05 by any Group Company or PubCo or its respective Representatives shall be deemed to be a breach of this Section 7.05 by the Company and PubCo.

SECTION 7.06.    Kcompany Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement in accordance with Section 9.01, Kcompany shall not, and shall cause its Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of such person or any of the outstanding share capital or any conversion, consolidation, liquidation, dissolution or similar transaction involving such person other than with the Company and its Representatives (an “Alternative Transaction”), (ii)

enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided, however, that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 7.06. Kcompany shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Kcompany also agrees that it will promptly request each person (other than the Group Companies, PubCo and their Representatives) that has prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date of this Agreement (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If Kcompany or any of its affiliates or its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then Kcompany shall promptly (and in no event later than one (1) Business Day after Kcompany becomes aware of such inquiry or proposal) notify such person in writing that Kcompany is subject to an exclusivity agreement with respect to the Transaction that prohibits Kcompany or any of its affiliates or its or their respective Representatives from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.06 by Kcompany or any of its affiliates or its or their respective Representatives shall be deemed to be a breach of this Section 7.06 by Kcompany.

SECTION 7.07.    Employee Benefits Matters. Prior to the effectiveness of the Proxy/Registration Statement, the PubCo Board shall approve and adopt an equity incentive plan, in such form, which includes such number of PubCo Ordinary Shares reserved for issuance, as the Company shall determine in consultation with a nationally recognized compensation consultant engaged by the Company (the “Equity Plan”), in the manner prescribed under applicable Laws, effective as of the Closing Date. The Equity Plan will permit the issuance of PubCo Ordinary Shares.

SECTION 7.08.    Directors’ and Officers’ Indemnification.

(a)    The PubCo Charter shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Articles of Association and the Kcompany MAA, as applicable, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of the Company or Kcompany, as applicable, unless such modification shall be required by applicable Law.

(b)    On the Closing Date, each of the Company and Kcompany shall obtain (at each such party’s sole cost and expense) a non-cancelable run-off directors and officers “tail” insurance policy (providing coverage that, taken as a whole, is no less favorable than under such person’s policy as in effect on the date of this Agreement), for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors or officers of the Company or Kcompany, as applicable, on or prior to the Closing Date (the “D&O Tail”). Notwithstanding the foregoing, in no event shall either party be required to expend on the premium of such D&O Tail more than $1,011,000 (the “Premium Cap”). If such minimum coverage under any such D&O Tail is or becomes unavailable at the Premium Cap, then any such D&O Tail shall contain the maximum coverage available at the Premium Cap.

(c)    On the Closing Date, PubCo shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Kcompany with the post-Closing directors and officers of PubCo, which indemnification agreements shall continue to be effective following the Closing.

SECTION 7.09.    Notification of Certain Matters. The Company shall give prompt notice to Kcompany, and Kcompany shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail to be satisfied at the Closing. It is understood and agreed that no such notification will affect or be deemed to modify the conditions to the obligations of the parties to consummate the Transactions or the remedies available to the parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided under this Section 7.09.

SECTION 7.10.    Further Action; Reasonable Best Efforts.

(a)    Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with any Group Company as set forth in Section 3.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Closing. In case, at any time after the Second Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b)    Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c)    Excluding Section 7.14, notwithstanding other provisions in this Agreement, in the event that, in connection with the involvement of the Company, PubCo, Kcompany, or their respective affiliates, in the set of transactions contemplated under this Agreement, the Company or Kcompany reasonably concludes in good faith after consultation with counsel, and subject to consultation and good faith consideration of the views of the other party, that submission of any additional regulatory filing with a Governmental Authority (under a Foreign Investment Law or otherwise) would be either required or advisable, each of the Company, PubCo, and Kcompany, and their respective affiliates, shall use their reasonable best efforts to promptly submit a filing with the appropriate Governmental Authority (the “Regulatory Filing”). In the event of a Regulatory Filing, each of the Company, PubCo, Kcompany, and their respective affiliates shall use reasonable best efforts to cooperate and coordinate with the other parties in preparing and submitting the Regulatory Filing and in obtaining regulatory approval from the appropriate Governmental Authority, including, to the extent permitted by applicable Law and subject to customary confidentiality restrictions and all applicable privileges (including the attorney-client privilege) and consistent with any instruction or direction from the respective Governmental Authority, consultation on information to be presented to the Governmental Authority and sharing of draft documents prior to submission, prompt notification of any communication from the Governmental Authority or any of its member agencies, and in connection with resolving any investigation or other inquiry of the Governmental Authority or any of its member agencies. The Company, PubCo, Kcompany, and their respective affiliates shall take or accept any actions, conditions, or restrictions proposed by the appropriate Governmental Authority as a condition of obtaining regulatory approval with respect to a Regulatory Filing; provided, however, that the Company shall not be required to accept any actions, conditions, or restrictions that would have a material adverse impact on the Company’s business. The Company and Kcompany shall as between themselves each bear one half of all costs for preparing any Regulatory Filing and seeking regulatory approval.

SECTION 7.11.    Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Kcompany and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of Nasdaq or NYSE, each of Kcompany and the Company shall use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed). Furthermore, nothing contained in this Section 7.11 shall prevent Kcompany or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

SECTION 7.12.    Tax Matters.

(a)    No party has taken (or failed to take) any action or caused any action to be taken (or to fail to be taken) and will not take (or fail to take) any action or will cause any action to be taken (or to fail to be taken) (in each case other than any action provided for or prohibited by this Agreement), or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(b)    Each party agrees to act in good faith, consistent with the Intended Tax Treatment and will not take any position on any U.S. Tax Return or otherwise take any U.S. Tax reporting position inconsistent with the Intended Tax Treatment, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code that the Intended Tax Treatment is not correct.

(c)    Tax Covenants.

(i)    The parties agree that this Agreement is a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a).

(ii)    From the date of this Agreement to the Closing, (x) the Company shall and shall cause each of the Group Companies to, and (y) Kcompany shall: (A) prepare, in the ordinary course of business consistent with past practice (except as otherwise required by a change in applicable Law), and timely file all Tax Returns required to be filed (taking into account applicable extensions) by it on or before the Closing Date (“Post-Signing Returns”); (B) deliver drafts of such material Post-Signing Returns to the other party no later than ten (10) Business Days prior to the date (including extensions) on which such Post-Signing Returns are required to be filed; (C) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed; (D) properly reserve (and reflect such reserve in its books and records and relevant financial statements), in the ordinary course of business consistent with past practice, for all Taxes payable by it for which no Post-Signing Return is due prior to the Closing Date; and (E) promptly notify the other party of any material federal, state, local or foreign income or franchise, section or audit pending or threatened in writing against or with respect to such party or its subsidiaries in respect of any Tax matter.

(d)    Any transfer Taxes incurred in connection with the transactions contemplated by this Agreement shall be paid by Pubco. The parties shall reasonably cooperate to establish any available exemption from (or reduction in) any transfer Tax.

(e)    Following the Closing, PubCo shall provide shareholders of PubCo and former shareholders of Kcompany and the Company (including by posting on the website of PubCo and by responding to requests by shareholders of PubCo and former shareholders of Kcompany and the Company) with any information reasonably necessary and in PubCo’s or its subsidiaries’ possession or reasonably available to it to compute any income of any such holder (or its direct or indirect owners) arising, if applicable, as a result of Kcompany’s, the Company’s, or PubCo’s or any subsidiary of PubCo’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period, including any information reasonably necessary (as reasonably determined by PubCo) to (i) file IRS Form 8621 (including any information necessary to make a qualified electing fund election) and IRS Form 5471, and (ii) determine the amount that is required to be taken into income in connection with Treasury Regulations Section 1.367(b)-4(c) as a result of the Closing Date.

(f)    In the event the SEC requires a tax opinion regarding: (i) the Intended Tax Treatment as to the First Merger, Kcompany will use its reasonable best efforts to cause Hughes Hubbard & Reed LLP to deliver such tax opinion to Kcompany, or (ii) the Intended Tax Treatment as to the Second Merger, the Company shall use its reasonable best efforts to cause Linklaters LLP to deliver such tax opinion to the Company. Each party shall use reasonable best efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor.

SECTION 7.13.    Stock Exchange Listing. During the period from the date of this Agreement until the Closing, Kcompany shall use its reasonable best efforts to keep the Kcompany Units, Kcompany Class A Ordinary Shares and Kcompany Public Warrants listed for trading on NYSE and the Company shall use its reasonable best efforts to keep the Company Shares listed for trading on Nasdaq. Each of Kcompany, PubCo and the Company shall use its reasonable best efforts to cause: (a) PubCo’s initial listing application with Nasdaq in connection with the Transactions to have been approved; (b) PubCo to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (c) the PubCo Ordinary Shares issuable in accordance with this Agreement to be approved for listing on Nasdaq, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing. From the date hereof through the Closing, each party shall notify the other parties of any communications or correspondence from Nasdaq with respect to the listing of PubCo Ordinary Shares or other securities of PubCo, compliance with the rules and regulations of Nasdaq, and any potential suspension of listing or delisting action contemplated or threatened by Nasdaq. Prior to filing any document in connection with the foregoing in this Section 7.13, Kcompany shall give the Company a reasonable opportunity to review and comment on any proposed filings and consider in good faith any such reasonable comments thereto.

SECTION 7.14.    Antitrust.

(a)    To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)    Each party shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person, and promptly furnish the other with copies of all such substantive written communications (with the exception of the filings, if any, submitted under the HSR Act); (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that any competitively sensitive materials required to be provided pursuant to this Section 7.14(b) may be restricted to outside counsel and may be redacted to remove references concerning the valuation of the Company.

(c)    No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority or the expiration or termination of any waiting period under Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

SECTION 7.15.    Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice Kcompany shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Second Merger Effective Time, the Second Surviving Company (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to former Kcompany Shareholders in connection with their exercise of Redemption Rights, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account to the Second Surviving Company for immediate use, subject to this Agreement and the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

SECTION 7.16.    Governance Matters.

(a)    Board of Directors. Upon the Second Merger Effective Time, the PubCo Board shall consist of (i) two members to be selected by Kcompany, (ii) a “lead independent director” for purposes of the Nasdaq listing rules, and (iii) additional members to be selected by the Company. The parties will make their respective selections as far in advance of the filing of the Proxy/Registration Statement as is reasonably practicable by providing written notice of such selections to the other parties; provided, however, that, following any such selection, in the event that any selected individual is unable to serve as a director of PubCo at the Second Merger Effective Time, then the Company, with respect to the individuals identified in clauses (ii) and (iii) of the immediately preceding sentence, and Kcompany, with respect to the individual identified in clause (i) of the immediately preceding sentence, shall have the right to designate another individual, as applicable, to serve as a director of PubCo in place of the individual originally selected.

(b)    Effectuation. Prior to the Second Merger Effective Time, the parties shall take all action necessary to effectuate the provisions of this Section 7.16.

SECTION 7.17.    Public Filings. From the date of this Agreement through the Closing, each of the Company, PubCo and Kcompany shall use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

SECTION 7.18.    Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Kcompany, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any Action relating to this Agreement or the Transactions commenced by any shareholder of Kcompany or the Company, as applicable, after the date of this Agreement against such party, its subsidiaries or any of its directors or officers (such party, a “Defending Party”). The Defending Party shall (i) keep the other reasonably informed regarding any such litigation, and (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such litigation; provided, however, that in no event shall the Defending Party settle or compromise any litigation in a manner that would cause the condition set forth in Section 8.01(c) to not be satisfied or result in material liability or non-monetary remedies to PubCo without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed).

SECTION 7.19.    Assignment, Assumption and Amendment Agreement. At the Closing, PubCo, Kcompany and the warrant agent thereunder shall enter into the Assignment, Assumption and Amendment Agreement.

SECTION 7.20.    Ownership of PubCo. The Company shall, as promptly as practicable, cause Arrival Luxembourg to (a) incorporate PubCo and (b) remain the sole shareholder of PubCo until immediately prior to the Initial Merger Effective Time. The Company shall cause PubCo to become a party to this Agreement, having the rights and obligations set forth for PubCo herein, as promptly as possible after the incorporation of PubCo by signing a joinder in form and substance reasonably acceptable to Kcompany (the “PubCo Joinder”).

ARTICLE VIII.

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

SECTION 8.01.    Conditions to the Obligations of Each Party. The obligations of Kcompany and PubCo to consummate, or cause to be consummated, the Initial Merger and the obligations of PubCo and the Company to consummate, or cause to be consummated, the Second Merger, are each subject to the satisfaction or waiver (where permissible) to the following conditions at or prior to the Initial Merger Effective Time (and, solely with respect to the condition set forth in Section 8.01(c), the Second Merger Effective Time):

(a)    Company Shareholder Approval. The Company shall have obtained the Requisite Approval.

(b)    Kcompany Shareholder Approval. The Kcompany Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of Kcompany in accordance with the Proxy/Registration Statement, the Cayman Act, the Kcompany MAA and the rules and regulations of NYSE.

(c)    No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(d)    Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(e)    Consents. To the extent any Regulatory Filings are being prepared or have been submitted pursuant to Section 7.10, all consents, approvals and authorizations pursuant to such filings shall have been obtained from the appropriate Governmental Authorities.

(f)    Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(g)    Stock Exchange Listing. The PubCo Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

(h)    Auditor Reports. Luxembourg independent statutory auditor(s) (réviseurs d’entreprises agréés) of Kcompany, PubCo and the Company, respectively and as applicable, shall have issued at least one month prior to the Approval Date appropriate reports on (i) the Exchange Ratio applicable to the Initial Merger between PubCo and Kcompany prepared in accordance with article 1021-6 of the Luxembourg Company Law and (ii) the exchange ratio applicable to the Second Merger between PubCo and the Company prepared in accordance with article 1021-6 of the Luxembourg Company Law and such reports shall have been made available at least one month prior to the Approval Date to the shareholders of PubCo, Kcompany and the Company (as applicable) in accordance with article 1021-7 of the Luxembourg Company Law. It is the intention of the parties to request the appointment of a single Luxembourg independent statutory auditor ) (réviseur d’entreprises agréé) for PubCo, the Company and Kcompany, in accordance with article 1021-6 of the Luxembourg Company Law, subject to approval by the judge presiding the chamber of the Luxembourg District Court (Tribunal d’arrondissement de et à Luxembourg) dealing with commercial matters. In the event that such request would be dismissed, the parties agree to appoint Luxembourg independent statutory auditor(s) (réviseurs d’entreprises agréés) as agreed between them in good faith.

(i)    Reports of the Boards. The board of directors of KCompany, PubCo and the Company, respectively and as applicable shall have issued, at least one month prior to the Approval Date, the appropriate reports explaining the terms of the Initial Merger and the Second Merger, as applicable, from a legal and economic point of view, in accordance with article 1021-5 of the Luxembourg Company Law and such reports shall have been made available at least one month prior to the Approval Date to the shareholders of PubCo, Kcompany and the Company in accordance with article 1021-7 of the Luxembourg Company Law.

SECTION 8.02.    Conditions to the Obligations of Kcompany to Consummate the Initial Merger . The obligations of Kcompany to consummate the Initial Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of the Company contained in Section 3.01 (Organization and Qualification; Subsidiaries), Section 3.03(Capitalization), Section 3.04 (Authority Relative to this Agreement) and Section 3.22 (Brokers) and of the Company and PubCo contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.03(a) (Capitalization), Section 4.04 (Authority Relative to this Agreement) and Section 4.09 (Brokers), shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of the Company and PubCo contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b)    Agreements and Covenants. The Company and PubCo shall each have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)    Officer Certificate. The Company shall have delivered to Kcompany a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).

(d)    Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e)    PubCo Ordinary Shares. The PubCo Ordinary Shares issuable in connection with the transactions contemplated by this Agreement shall be duly authorized by the general meeting of shareholders or management board of PubCo and PubCo’s Organizational Documents.

SECTION 8.03.    Conditions to the Obligations of PubCo to Consummate the Initial Merger. The obligations of PubCo to consummate the Initial Merger are subject to the satisfaction or waiver (where permissible) the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of Kcompany contained in Section 5.01 (Corporate Organization; Subsidiaries), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to this Agreement) and Section 5.11 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Kcompany Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of Kcompany contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Kcompany Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Kcompany Material Adverse Effect.

(b)    Agreements and Covenants. Kcompany shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)    Officer Certificate. Kcompany shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Kcompany, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

(d)    Resignation. Other than the Kcompany Director, all members of the Kcompany Board shall have executed written resignations effective as of the Initial Merger Effective Time.

(e)    Material Adverse Effect. No Kcompany Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01.    Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Initial Merger Effective Time (and with respect to Sections 9.01(a) and 9.01(c) only, the Second Merger Effective Time), notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of the Company or Kcompany, as follows:

(a)    by mutual written consent of Kcompany and the Company; or

(b)    by either Kcompany or the Company if the Initial Merger Effective Time shall not have occurred prior to August 27, 2023 (the “Outside Date”), unless otherwise agreed upon by Kcompany and the Company; provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party (i) that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date, or (ii) against which any legal proceeding is brought by a party hereto for specific performance or injunctive or other forms of equitable relief in connection herewith (which prohibition on such party’s right to terminate this Agreement shall continue throughout the pendency of such legal proceeding); or

(c)    by either Kcompany or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; or

(d)    by either Kcompany or the Company if any of the Kcompany Proposals shall fail to receive the requisite vote for approval at the Kcompany Shareholders Meeting; or

(e)    by Kcompany if the Requisite Approval shall not have been obtained at the Company Shareholders Meeting; or

(f)    by Kcompany upon a breach of any representation, warranty, covenant or agreement on the part of the Company or PubCo set forth in this Agreement, or if any representation or warranty of the Company or PubCo shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided, however, that Kcompany has not waived such Terminating Company Breach and Kcompany is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company or PubCo, Kcompany may not terminate this Agreement under this Section 9.01(f) for so long as the Company or PubCo, as applicable, continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Kcompany to the Company; or

(g)    by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Kcompany set forth in this Agreement, or if any representation or warranty of Kcompany shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating Kcompany Breach”); provided, however, that the Company has not waived such Terminating Kcompany Breach and neither the Company nor PubCo is then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Kcompany Breach is curable by Kcompany, the Company may not terminate this Agreement under this Section 9.01(g) for so long as Kcompany continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Kcompany.

SECTION 9.02.    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in this Section 9.02 and Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto or in the case of fraud.

ARTICLE X.

GENERAL PROVISIONS

SECTION 10.01.    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to Kcompany:

Kensington Capital Acquisition Corp. V

1400 Old Country Road, Suite 301

Westbury, NY 11590

Attention: Justin Mirro

Email: justin@Kensington-cap.com

with a copy (which shall not constitute notice) to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Attention: Charles A. Samuelson

Email: chuck.samuelson@hugheshubbard.com

if to the Company or PubCo:

Arrival

60a, rue des Bruyères, L-1274 Howald,

Grand Duchy of Luxembourg

Attention: Daniel Chin

Email: chin@arrival.com

with a copy (which shall not constitute notice) to:

Linklaters LLP

1290 Avenue of the Americas

New York, NY 10104

Attention: Jeffrey Cohen; Pierre-Emmanuel Perais

Email: jeffrey.cohen@linklaters.com; pierre-emmanuel.perais@linklaters.com

SECTION 10.02.    Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

SECTION 10.03.    Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, in whole or in part, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04.    Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

SECTION 10.05.    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.08 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 10.06.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State (except that the Cayman Act and the Luxembourg Company Law shall apply to the Initial Merger and the Luxembourg Company Law shall apply to the Second Merger). Except as it relates to the parentheses in the foregoing sentence, all legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts described in this Section 10.06 for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 10.07.    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 0.

SECTION 10.08.    Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.09.    Counterparts. This Agreement may be executed and delivered (including by facsimile, electronic signature (including DocuSign eSignature) or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.10.    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

SECTION 10.11.    Expenses. Except as set forth in this Section 10.11, the last sentence of Section 7.10(c) or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Transactions are consummated, except that Kcompany and the Company shall each pay one-half of all expenses relating to (a) all SEC and other regulatory filing fees incurred in connection with the Proxy/Registration Statement, (b) the filing fee for the Notification and Report Forms filed under the HSR Act.

SECTION 10.12.    Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties to this Agreement and then only with respect to the specific obligations set forth with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, shareholder, agent, attorney, advisor, Representative or affiliate (nor any investment fund or vehicle managed by an affiliate or portfolio company of such investment fund and vehicle) of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, shareholder, agent, attorney, advisor, Representative or affiliate (nor any investment fund or vehicle managed by an affiliate or portfolio company of such investment fund and vehicle) of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

SECTION 10.13.    Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Second Merger Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 10.14.    Waiver. Any party to this Agreement may, at any time prior to the Second Merger Effective Time, (a) extend the time for the performance of any obligation or other act of the other parties hereto, (b) waive any inaccuracy in the representations and warranties of another party hereto contained herein or in any document delivered by another party pursuant hereto and (c) waive compliance with any agreement of another party hereto or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that each party may otherwise have at law or in equity.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Business Combination Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

KENSINGTON CAPITAL ACQUISITION CORP. V

By	/s/ Justin Mirro
Name:	Justin Mirro
Title:	Chairman and Chief Executive Officer

[Signature Page to Business Combination Agreement]

ARRIVAL

By	/s/ John Wozniak
Name:	John Wozniak
Title:	Chief Financial Officer

[Signature Page to Business Combination Agreement]

EXHIBIT C

Arrival PubCo

Société anonyme

60A, rue des Bruyères, L-1274 Howald

R.C.S. Luxembourg: B[…]1

COMMON DRAFT TERMS OF CROSS-BORDER MERGER DATED […] 2023

/

PROJET COMMUN DE FUSION TRANSFRONTALIERE EN DATE DU […] 2023

(the “Draft Terms of Merger”)

The board of directors of Arrival PubCo, a joint stock company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 60A, rue des Bruyères, L-1274 Howald, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number [...] (the “Absorbing Company”), and the board of directors of Kensington Capital Acquisition Corp. V, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, and registered with the Cayman Islands Registrar of Companies under registration number MC-373260 (the “Absorbed Company” and together with the Absorbing Company, the “Merging Companies”), have agreed to achieve the contemplated merger by way of absorption of the Absorbed Company by the Absorbing Company (the “Cross-Border Merger”) under the terms of these Draft Terms of Merger, the Cayman Islands plan of merger between the Merging Companies (the “Cayman Plan of Merger”) attached hereto as Annex 2, and pursuant to the provisions of Part XVI of the Companies Act (as revised) (the “Cayman Companies Act”) and articles 1020-1 to 1021-19 of chapter 2 on mergers of the Luxembourg law dated August 10, 1915 on commercial companies, as amended (the “Luxembourg Law”).

1.	The companies involved in the Cross-Border Merger

1.1	Presentation of the Absorbing Company

The Absorbing Company, Arrival PubCo, is a société anonyme, incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 60A, rue des Bruyères, L-1274 Howald, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B[…], incorporated pursuant to a deed of Maître [Édouard Delosch], notary residing in Luxembourg, Grand Duchy of Luxembourg, on […], 2023, published on the Recueil électronique des sociétés et associations (the “RESA”) under

[1]	This number will be available only once PubCo is incorporated and registered with the Luxembourg Trade and Companies Register.

the reference RESA_2023_[…] on […], 2023. [The articles of association of the Absorbing Company have not been amended since then.]

The Absorbing Company’s financial year begins on January 1st of each year and ends on December 31st of the same year.

On the date hereof and immediately prior to the Effective Time (as defined below), the share capital of the Absorbing Company is and will be set at forty thousand US dollars (USD 40,000), divided into four million (4,000,000) initial shares without nominal value, all fully paid up (the “Initial Shares”). The shares of the Absorbing Company are in registered form only.

As of the date hereof and at the Effective Time, the Absorbing Company:

•

has and will have no employees. The Absorbing Company has not instituted a works council or co-determination council and there is no association of employees, which includes amongst its members employees of the Absorbing Company or one of its subsidiaries.

•	does not and will not hold any real estate property and/or intellectual property right.

•	has not and will not have issued securities other than the Initial Shares.

1.2	Presentation of the Absorbed Company

The Absorbed Company, Kensington Capital Acquisition Corp. V, is an exempted company incorporated under the laws of the Cayman Islands, having its registered office at the offices of Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, and registered with Cayman Islands Registrar of Companies under registration number MC-373260.

The Absorbed Company was incorporated on March 19, 2021 and its memorandum and articles of association have been amended and restated for the last time by special resolution dated August 16, 2021 and effective on August 16, 2021.

On the date hereof and immediately prior to the Effective Time (as defined below) the authorized share capital of the Absorbed Company is and will be set at eleven thousand one hundred US dollars (USD 11,100), divided into (i) one hundred million (100,000,000) Class A ordinary shares, with a par value of zero point zero zero zero one US dollar (USD 0.0001) each, (ii) ten million (10,000,000) Class B ordinary shares, with a par value of zero point zero zero zero one US dollar (USD 0.0001) each and (iii) one million (1,000,000) preference shares, with a nominal or par value of zero point zero zero zero one US dollar (USD 0.0001) each.

On the date hereof the issued share capital of the Absorbed Company is set at three thousand four hundred fifty US dollars (USD 3,450), divided into (i) twenty-seven million six hundred thousand (27,600,000) Class A ordinary shares, with a par value of zero point zero zero zero one US dollar (USD 0.0001) each, all fully paid-up, (ii) six million nine hundred thousand (6,900,000) Class B ordinary shares, with a par value of zero point zero zero zero one US dollar (USD 0.0001) each, all fully paid-up. No preference shares have been issued by the Absorbed Company.

On the date hereof, the Absorbed Company:

•

has issued eighteen million seven hundred and twenty thousand (18,720,000) private warrants, each entitling its holder to purchase one Class A ordinary share of the Absorbed Company at a price of eleven US dollars and fifty cent (USD 11.50) per Class A ordinary share (the “Private Placement Warrants”);

•

has issued twenty million seven hundred thousand (20,700,000) public warrants, each entitling its holder to purchase one Class A ordinary share of the Absorbed Company at a price of eleven US dollars and fifty cent (USD 11.50) per Class A ordinary share (the “Public Warrants”); and

•

may issue up to 2,666,667 working capital warrants each entitling its holder to purchase one Class A ordinary share of the Absorbed Company at a price of eleven US dollars and fifty cent (USD 11.50) per Class A ordinary share (together with the Private Placement Warrants and the Public Warrants, the “Warrants”),

so that forty two million eighty six thousand six hundred and sixty seven (42,086,667) Class A ordinary shares are reserved for issuance on exercise of the Warrants.

On the date hereof, the Absorbed Company has issued twenty-seven million six hundred thousand (27,600,000) units, each representing one Class A ordinary share and three quarters of a Public Warrant (the “Units”).

Immediately prior to the Effective Time it is intended that:

•

each Class B ordinary share issued by the Absorbed Company and outstanding immediately prior to the Effective Time shall automatically be converted into and exchanged for one fully paid and nonassessable Class A ordinary share of the Absorbed Company so that the issued share capital of the Absorbed Company will be represented by Class A ordinary shares only (the “Class B Conversion”); and

•

each Unit outstanding immediately prior to the Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one Class A ordinary share of the Absorbed Company and three quarters of a Public Warrant.

•

Prior to the Effective Time the share capital of the Absorbed Company may be decreased as a consequence of the exercise, by the holders of Class A ordinary shares of the Absorbed Company, of their Redemption Rights (as defined below).

The Units, the Class A ordinary shares and the Public Warrants of the Absorbed Company are listed on the New York Stock Exchange.

As of the date hereof and at the Effective Time, the Absorbed Company:

•	has and will have no employees.

•	does not and will not hold any real estate property and/or intellectual property right.

2.	The Absorbing Company pursuant to the Cross-Border Merger

The Absorbing Company will continue to exist under the name “Arrival PubCo” and the form of a société anonyme.

The articles of association of the Absorbing Company at the Effective Time shall be substantially in the form attached hereto as Annex 1 (the “Articles”).

3.	Background and effects of the Cross-Border Merger

3.1	Background

The Cross-Border Merger is the first step of the business combination between the Absorbed Company (which is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses) and the Arrival group (the “Business Combination”).

3.2	Legal effects

The Absorbing Company will acquire, as a result of the Cross-Border Merger, all assets and liabilities of the Absorbed Company by way of universal succession at the Effective Time.

As of the Effective Time (as defined below), the Absorbing Company shall be subrogated to all rights and obligations of the Absorbed Company towards third parties. The rights and claims comprised in the assets of the Absorbed Company shall be transferred to the Absorbing Company with all securities, either in rem or personal, attached thereto.

The Absorbing Company will continue as of the Effective Time to perform the obligations of the Absorbed Company under any agreements to which the latter is a party.

Any claims and debts existing as at the Effective Time between the Merging Companies, if any, will be cancelled upon the completion of the Cross-Border Merger.

The shareholders of the Absorbed Company as of the Effective Time will become shareholders of the Absorbing Company as of the Effective Time.

The mandates of the current directors of the Absorbed Company will come to an end as of the Effective Time.

The sole director (administrateur unique) of the Absorbing Company as of the date hereof and until the Effective Time is Cormac Brendan McGrath, born on 3 April 1977 in Hitchin, United Kingdom, professionally residing at 60A, rue des Bruyères, L-1274 Howald, Grand Duchy of Luxembourg.

The board of directors (conseil d’administration) of the Absorbing Company after the Effective Time will be composed of the following directors (administrateurs):

•	[…], born on […] in […], having his/her professional address at […] as Class A Director;

•	[…], born on […] in […], having his/her professional address at […] as Class A Director;

•	[…], born on […] in […], having his/her professional address at […] as Class B Director;

•	[…], born on […] in […], having his/her professional address at […] as Class B Director;

•	[…], born on […] in […], having his/her professional address at […] as Class C Director; and

•	[…], born on […] in […], having his/her professional address at […] as Class C Director.

The books and records of the Absorbed Company shall be transferred and kept at the registered office of the Absorbing Company in accordance with applicable laws.

As a result of the Cross-Border Merger, the Absorbed Company shall merge with and into the Absorbing Company and cease to exist without being liquidated and all its shares shall be exchanged by shares of the Absorbing Company.

3.3	Effective Time

Pursuant to section 237(15) of the Cayman Companies Act, the Cayman Plan of Merger (together with these Draft Terms of Merger which shall be appended thereto) shall be registered with the Cayman Islands Registrar of Companies.

In accordance with the provisions of Article 1021-16 of the Luxembourg Law, the Cross-Border Merger shall become effective between the Merging Companies and towards third parties on the date of the publication of the minutes of the extraordinary general meeting of the shareholder(s) of the Absorbing Company approving the Cross-Border Merger on the RESA subject to the prior (i) approval of these Draft Terms of Merger by the relevant corporate bodies of the Absorbed Company and (ii) accomplishment of all relevant acts and formalities required under the laws of the Cayman Islands with regard to the Absorbed Company (including, for the avoidance of doubt, the approval and authorization, execution, registration and filing of, the Cayman Plan of Merger, and the filing of such other documents required under the Cayman Companies Act with the Cayman Islands Registrar of Companies in accordance with the applicable provisions of the Cayman Companies Act) (the “Effective Time”).

3.4	Date as of which the operations of the Absorbed Company shall be treated from an accounting point of view as being carried out on behalf of the Absorbing Company

As of the Effective Time, all operations and transactions of the Absorbed Company shall be treated from an accounting point of view as being carried out on behalf of the Absorbing Company.

4.	Accounting aspects of the merger, share exchange ratio and independent expert

4.1	Financial statements used for the Cross-Border Merger

The following financial statements of the Merging Companies were used to determine the terms and conditions of the Cross-Border Merger:

(i)     interim accounts as at […] 2023 of the Absorbing Company (the “Absorbing Company FS”); and

(ii)    [the annual accounts as at December 31, 2022 of the Absorbed Company / interim accounts as at […] 2023 of the Absorbed Company] (the “Absorbed Company FS”).

4.2	Valuation of the transferred assets and liabilities

The terms and conditions of the Cross-Border Merger have been determined on the basis of the Absorbed Company FS and the Absorbing Company FS.

The [fair market value] of the assets and liabilities of each of the Absorbed Company and the Absorbing Company are reflected in the Absorbed Company FS and the Absorbing Company FS respectively.

It being understood that the Absorbed Company received two hundred seventy six million US dollars (USD 276,000,000) from its initial public offering of Units, consummated on August 13, 2021 (the “IPO”) which was placed into a trust account (the “Trust Account”) immediately following the IPO. In accordance with the Memorandum of Association of the Absorbed Company, the funds held in the Trust Account will be released upon the consummation of the Business Combination.

Thus, if the Business Combination is consummated, the funds held in the Trust Account will be released to pay the shareholders of the Absorbed Company who properly exercise their redemption rights. Any additional funds available for release from the Trust Account will be used for general corporate purposes of the Absorbing Company following the Business Combination.

4.3	Exchange ratio

It is reminded that immediately following the Class B Conversion, the issued share capital of the Absorbed Company will only be represented by Class A ordinary shares.

Each Class A ordinary share in the capital of the Absorbed Company issued and outstanding immediately prior to the Effective Time (and that is not, at the Effective Time, redeemed, cancelled and/or held in treasury by the Absorbed Company) shall be automatically exchanged for a number of ordinary shares without nominal value in the share capital of the Absorbing Company [being the equivalent in number to the result of seventeen (17.00) divided by the Reference Price (as defined below)]2 (the “Exchange Ratio”). No new ordinary shares of the Absorbing Company may be issued under its par value by application of the Exchange Ratio.

[2]

This Exchange Ratio may be equitably adjusted in accordance with the terms and subject to the conditions of the Business Combination Agreement, dated April 5, 2023, by and among the Absorbed Company and Arrival.

“Reference Price” means the Daily VWAP for the Arrival Shares for each of the ten consecutive Trading Days immediately preceding the fourth (4th) day prior to the Absorbed Company General Meeting, whereas:

•	“Absorbed Company General Meeting” means the general meeting of the shareholders of the Absorbed Company called to approve the Cross-Border Merger;

•

“Daily VWAP” means for any Trading Day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “ARVL <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day. The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

•	“Trading Days” means a day on which trading in the Arrival Shares generally occurs on Nasdaq.

•

“Arrival Shares” means the shares of Arrival, a joint stock company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 60A, rue des Bruyères, L-1274 Howald, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B248209, in issue.

No fraction of shares shall be issued by the Absorbing Company by application of the Exchange Ratio and each person who would otherwise be entitled to a fraction of an ordinary share of the Absorbing Company by application of the Exchange Ratio (after aggregating all fractions of ordinary shares of the Absorbing Company that otherwise would be received by such holder) shall receive instead a number of ordinary shares of the Absorbing Company [rounded up] in the aggregate to the nearest whole ordinary share of the Absorbing Company.

Any holder of class A ordinary shares of the Absorbed Company has, pursuant to the amended and restated articles of association of the Absorbed Company, the right to request the redemption by the Absorbed Company of the class A ordinary shares of the Absorbed Company held for cash equal to its pro rata share of the aggregate amount on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Absorbed Company to pay its franchise and income taxes, upon the consummation of the Business Combination (the “Redemption Rights”). Such holder of class A ordinary shares of the Absorbed Company will be restricted from seeking redemption rights with respect to 15% or more of the class A ordinary shares of the Absorbed Company, all class A ordinary shares of the Absorbed Company in excess of 15% owned by a holder will not be redeemed.

4.4	Independent expert

The Exchange Ratio has been submitted for evaluation purposes and in accordance with Article 1021-6 of the Luxembourg Law to [[…], a société […] incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at […], Grand-Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register under number B[…] (the “Merger Expert”) who has been appointed for this purpose in accordance with 1021-6 (1) of the Luxembourg Law by the First Vice-President of the District Court of and at Luxembourg sitting in commercial matters (Première Vice-Présidente du Tribunal d’Arrondissement de et à Luxembourg siégeant en matière commerciale) upon the joint request of the Merging Companies.]3

5.	Delivery of shares

New shares in the share capital of the Absorbing Company shall be issued and allotted to the shareholders of the Absorbed Company by application of the Exchange Ratio.

The Absorbing Company shall thus increase its share capital by an amount corresponding to the Exchange Ratio multiplied by the number of shares issued and not redeemed, cancelled and/or held in treasury by the Absorbed Company at the Effective Time.

The new shares issued by the Absorbing Company further to the Cross-Border Merger shall carry the right to participate in the profits and/or losses of the Absorbing Company as from the Effective Time.

It is highlighted that, with effect immediately after the Effective Time, the share capital of the Absorbing Company will be decreased by an amount of forty thousand US dollars (USD 40,000) through the cancellation of the Initial Shares and that the amount of forty thousand US dollars (USD 40,000) corresponding to the Initial Shares cancelled will be repaid to the holder of such shares.

6.	Special rights for the shareholders and for the holders of other securities

Neither the Absorbing Company nor the Absorbed Company have issued securities other than shares aside, for the Absorbed Company, from the Warrants and no special rights shall be conferred by the Absorbing Company to the shareholders or holders of other securities in the Absorbed Company, aside, for the Absorbed Company, with respect to the holders of the Warrants.

[3]	Subject to the approval of the District Court. Otherwise one Expert will have to be appointed by the Absorbed Company and another by the Absorbing Company.

As regards the Warrants, as a result of the Cross-Border Merger, each Warrant that is outstanding immediately prior to the Effective Time shall automatically cease to represent a right to acquire one Class A ordinary share of the Absorbed Company and shall automatically represent, immediately following the Effective Time, a right to acquire one ordinary share of the Absorbing Company on the same contractual terms and conditions to which such Warrants are subject to as of immediately prior to the Effective Time and as further described such Warrants’ assumption agreement.

7.	Special advantages to the Merger Expert and/or any members of the management, supervisory or controlling bodies of the Merging Companies

No special advantages will be granted to the Merger Expert and/or any members of the management, supervisory or controlling bodies of the Merging Companies.

8.	Repercussions of the Cross-Border Merger on employment

As none of the Merging Companies has employees, the Cross-Border Merger will have no impact on employment.

9.	Information regarding the Cross-Border Merger

The Draft Terms of Merger shall be published on the RESA at least one (1) month prior to the date set for the extraordinary general meeting of shareholders of the Absorbing Company to approve the Cross-Border Merger.

The following documents shall be made available for inspection by the shareholders of each of the Merging Companies at its registered office or on its website, as applicable, at least one (1) month prior to the date set for the extraordinary general meetings of shareholders of the Merging Companies to be called to approve the Cross-Border Merger:

a)	the Draft Terms of Merger;

b)

the annual accounts and the management reports of the Absorbed Company for the financial years ended on December 31, 2021 and December 31, 2022 as the Absorbed Company was incorporated on March 19, 2021 and its first financial period closed on December 31, 2021.

As regards the Absorbing Company, considering that the latter was incorporated on […] 2023 its first financial period has therefore not closed yet so that no annual account and/or management report is available.

c)	the Absorbing Company FS;

d)

the report from the board of directors of the Absorbing Company and of the board of directors of the Absorbed Company explaining the Draft Terms of Merger from a legal and economical point of view, in accordance with Article 1021-5 of the Luxembourg Law; and

e)	the report from the independent expert in accordance with Article 1021-6 of the Luxembourg Law.

10.	Creditor rights

10.1	Creditors rights under Luxembourg law

According to articles 1021-2 (2) 3° and 1021-9 (1) of the Luxembourg Law, creditors of the Merging Companies, whose claims predate the Effective Time, notwithstanding any agreement to the contrary, may apply, within two (2) months of such Effective Time, to the judge presiding the chamber of the Tribunal d’Arrondissement dealing with commercial matters in the district in which the registered office of the debtor company is located and sitting as in commercial and urgent matters, to obtain adequate safeguards of collateral for any matured or unmatured debts, where they can credibly demonstrate that due to the Cross-Border Merger, the satisfaction of their claims is at stake and that no adequate safeguards have been obtained from the Absorbing Company. The president of such chamber shall reject the application if the creditor is already in possession of adequate safeguards or if such safeguards are unnecessary, having regard to the financial situation of the company after the Cross-Border Merger. The debtor company may cause the application to be turned down by paying the creditor, even if it is a term debt.

If the safeguards are not provided within the time limit prescribed, the debt shall immediately fall due.

Further information on the creditors protection applicable to the creditors of the relevant Merging Company can be obtained free of charge at the registered office of each Merging Company.

10.2	Right of opposition of creditors under Cayman Islands law

The Absorbed Company has granted no fixed or floating security interests that are outstanding as at the date hereof.

Further information on the creditors protection applicable to the creditors of the relevant Merging Company can be obtained free of charge at the registered office of each Merging Company.

11.	Miscellaneous

For the purpose of the execution hereof and of the deeds or minutes that shall follow or result herefrom, the Merging Companies elect domicile at their respective registered offices.

This document is worded in English followed by a French version. In case of discrepancies between the English and the French text, the English version shall prevail.

Annexes

The annexes to this Draft Terms of Merger form an integrated part of this Draft Terms of Merger.

Suit la traduction française du texte qui précède.

[The translation in French will be inserted once the Draft Terms of Merger are in agreed or almost agreed form]

[Signature page of the Common Draft Terms of Merger]

Arrival PubCo Represented by: Name: Cormac Brendan McGrath Title: sole director

Kensington Capital Acquisition Corp. V Represented by: Name: [...] Title: duly empowered director

EXHIBIT D

FINAL VERSION

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [insert date] between:

•

Arrival PubCo, a joint stock company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg having its registered office at 60A, rue des Bruyères, L-1274 Howald, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B […] (the “Surviving Company”); and

•

Kensington Capital Acquisition Corp. V, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Merging Company” and together with the Surviving Company, the “Companies”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (as revised) of the Cayman Islands (the “Statute”).

Whereas the Surviving Company is a joint stock company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg.

Whereas the board of directors (conseil d’administration) of the Surviving Company and the board of directors of the Merging Company have approved the merger of the Companies, with the Surviving Company continuing as the surviving company (the “Merger”), upon the terms and subject to the conditions of the Business Combination Agreement dated 5 April 2023 by and among the Companies and Arrival (the “Business Combination Agreement”), this Plan of Merger and the draft terms of cross-border merger required under the Luxembourg Law (as defined below) (the “Draft Terms of Merger”) attached hereto as Annexure 2 pursuant to the provisions of Part XVI of the Statute and the provisions of articles 1021-1 et seq. of Chapter 2 on Mergers of the Luxembourg law of August 10, 1915 on commercial companies, as amended (the “Luxembourg Law”) and the provisions of Part XVI of the Statute.

Whereas the board of directors of the Merging Company and the board of directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company.

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company.

3

The registered office of the Surviving Company is 60A, rue des Bruyères, L-1274 Howald, Grand Duchy of Luxembourg and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4

Immediately prior to the Effective Date (as defined below) (i) the authorised share capital of the Surviving Company (including the issued share capital) will be set at US$40,000,000 divided into 4,000,000,000 shares with an accounting par value per share and (ii) the issued share capital of the Surviving Company will be US$40,000 divided into 4,000,000 shares with an accounting par value per share and the Surviving Company will have 4,000,000 shares in issue.

5

Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$11,100 divided into 100,000,000 Class A ordinary shares of a par value of US$0.0001 each, 10,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each and the Merging Company will have 27,600,000 Class A ordinary shares and 6,900,000 Class B ordinary shares in issue.

6

In accordance with section 237(15) of the Statute, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar (the “Effective Date”) and subject to applicable provision of Luxembourg Law.

7

The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in (i) the Business Combination Agreement in the form annexed at Annexure 1 hereto and (ii) the Draft Terms of Merger.

8	The rights and restrictions attaching to the shares in the Surviving Company are set out in the articles of association of the Surviving Company in the form annexed at Annexure 3 hereto.

9

The articles of association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the articles of association in the form annexed at Annexure 3 hereto on the Effective Date.

10	There are no amounts or benefits which are or shall be paid or payable to any director of either of the Companies consequent upon the Merger.

11	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12	The names and addresses of each director of the surviving company (as defined in the Statute) are:

12.1	[Insert name of Director] of [Insert personal address of Director];

12.2	[Insert name of Director] of [Insert personal address of Director];

12.3	[Insert name of Director] of [Insert personal address of Director];

12.4	[Insert name of Director] of [Insert personal address of Director];

12.5	[Insert name of Director] of [Insert personal address of Director]; and

12.6	[Insert name of Director] of [Insert personal address of Director].

13	This Plan of Merger has been approved by the board of directors of the Merging Company pursuant to section 233(3) of the Statute.

2

14

This Plan of Merger has been authorised by the shareholders of the Merging Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Merging Company.

15	All necessary approvals have been obtained from the directors, managers, members, officers and management of the Surviving Company (as applicable) pursuant to the Luxembourg Law.

16	This Plan of Merger may be executed in counterparts.

17	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

(The remainder of this page is intentionally left blank)

3

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by:	)
Duly authorised for	)
and on behalf of	)	Name:
Arrival PubCo	)	Title: Director

SIGNED by:	)
Duly authorised for	)
and on behalf of	)	Name:
Kensington Capital Acquisition Corp. V	)	Title: Director

4

Schedule A

Company Knowledge Parties

Daniel Chin

John Wozniak

Michael Ableson

Igor Torgov

1